UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
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Applied Micro Circuits Corporation
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INVITATION TO 2014 ANNUAL MEETING OF STOCKHOLDERS
DATE: Tuesday, August 12, 2014
TIME: 4:00 p.m.
PLACE: Applied Micro Circuits Corporation’s Corporate Headquarters
215 Moffett Park Drive, Sunnyvale, California 94089
June 30, 2014
Dear Stockholders:
I am pleased to invite you to join me at the Annual Meeting of Stockholders of Applied Micro Circuits Corporation on August 12, 2014. At the annual meeting, we will ask you to elect Cesar Cesaratto, Paul Gray, Fred Shlapak, Robert Sproull, Duston Williams and me as directors of your company and to ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2015. You will also be asked to vote upon a proposal to increase the number of shares available under our Employee Stock Purchase Plan and to provide your annual advisory vote on the Company’s executive compensation, as described in the Proxy Statement.
In addition to the formal items of business, at the annual meeting I will be available to review our major developments over the past several months and share with you our plans for the future. You will have the opportunity to ask questions and express your views to our senior management. Members of the Board of Directors will also be present.
Whether or not you are able to attend the annual meeting in person, it is important that your shares be represented. We have provided in the accompanying proxy statement instructions on how to vote your shares. Please vote as soon as possible.
Sincerely yours,

Dr. Paramesh Gopi
President and Chief Executive Officer

APPLIED MICRO CIRCUITS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 12, 2014

To the Stockholders of Applied Micro Circuits Corporation:
The annual meeting of stockholders of Applied Micro Circuits Corporation will be held at our corporate headquarters located at 215 Moffett Park Drive, Sunnyvale, California 94089, on Tuesday, August 12, 2014, at 4:00 p.m., local time, for the following purposes:
1. To elect the six nominees for director named in the Proxy Statement accompanying this Notice.
2. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015.
3. To vote upon a proposal to increase the number of shares available for purchase under our 2012 Employee Stock Purchase Plan.
4. To provide an advisory vote to approve executive compensation, as described in the Proxy Statement accompanying this Notice.
5. To conduct any other business properly brought before the annual meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the annual meeting is June 19, 2014. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
By Order of the Board of Directors

L. William Caraccio
Secretary

Sunnyvale, California
June 30, 2014
IMPORTANT
YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE ON THE INTERNET AS INSTRUCTED IN THESE MATERIALS, OR, IF YOU REQUESTED AND RECEIVED A PRINTED COPY OF THIS PROXY STATEMENT, COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED RETURN ENVELOPE OR VOTE OVER THE TELEPHONE AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY CARD ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.
THANK YOU FOR ACTING PROMPTLY.

APPLIED MICRO CIRCUITS CORPORATION

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 12, 2014

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why are these materials being made available to me?
Applied Micro Circuits Corporation (sometimes referred to as “AppliedMicro” or the “Company”) is making these proxy materials available to you because our Board of Directors is soliciting your proxy to vote at our 2014 annual meeting of stockholders to be held on Tuesday, August 12, 2014 at 4:00 p.m., local time, at our corporate headquarters located at 215 Moffett Park Drive, Sunnyvale, California 94089. You are invited to attend the annual meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy on the Internet or by telephone. Alternatively, if you requested and received a printed copy of these materials by mail, you may also complete, sign and return the accompanying proxy card.
We intend to mail a Notice Regarding the Availability of Proxy Materials (sometimes referred to as the “Notice”), to all stockholders of record entitled to vote at the annual meeting on or about June 30, 2014. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
What am I voting on?
There are four matters scheduled for a vote:

•	Proposal 1, to elect the six nominees for director named in Proposal 1;

•	Proposal 2, to ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2015;

•	Proposal 3, to vote upon a proposal to increase the number of shares available under our 2012 Employee Stock Purchase Plan; and

•	Proposal 4, to provide an advisory vote to approve executive compensation, as described in this Proxy Statement.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on June 19, 2014 will be entitled to vote at the annual meeting. On this record date, there were 78,127,086 shares of Common Stock outstanding and entitled to vote.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares are present at the annual meeting or represented by proxy. At the close of business on the record date for the annual meeting, there were 78,127,086 shares outstanding and entitled to vote. Thus, 39,063,544 shares must be present at the annual meeting or represented by proxy to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the annual meeting. If there is no quorum, either the chairman of the annual meeting or a majority of the votes present at the meeting or represented by proxy may adjourn the annual meeting to another date.
Am I a stockholder of record?
If at the close of business on June 19, 2014 your shares were registered directly in your name with our transfer agent, Computershare Investor Services, LLC, then you are a stockholder of record.

What if my AppliedMicro shares are not registered directly in my name but are held in street name?
If at the close of business on June 19, 2014 your shares were held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct the broker, bank or other nominee on how to vote the shares in your account.
If your shares are held in “street name” through a broker, recent rule changes will affect how your shares are voted in connection with the election of directors. If you do not provide your broker with instructions on how to vote your shares, your broker may not vote your shares except in connection with routine matters. Previously, the election of directors was considered to be a routine matter, and your broker was thus able to vote your shares without instructions from you. As a result of recent rule changes, the election of directors is no longer considered to be a routine matter and your broker will no longer be able to vote on the election of directors without your instructions. Accordingly, if your broker sends a request for instructions on how to vote, you are requested to provide those instructions to your broker so that your vote can be counted.
If I am a stockholder of record of AppliedMicro shares, how do I cast my vote?
If you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or you will not be attending the annual meeting, you may vote by proxy over the Internet. To vote by proxy on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. Alternatively, if you requested and received a printed copy of these materials by mail, you may also complete, sign and return the accompanying proxy card using the envelope provided, or you may vote by proxy over the phone by dialing the toll-free number shown on the proxy card and following the recorded instructions. If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Time on August 11, 2014 to be counted.
We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
If I am a beneficial owner of AppliedMicro shares, how do I vote?
If you are a beneficial owner of shares held in street name, you should have received the Notice from the broker, bank or other nominee that is the record owner of your shares rather than from us. Beneficial owners that received a Notice by mail from the record owner should follow the instructions included in the Notice to view the proxy statement and transmit their voting instructions to the broker, bank or other nominee or to request that a printed copy of these materials be mailed to them. For a beneficial owner to vote in person at the annual meeting, you must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker, bank or other nominee or contact them.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of our Common Stock that you owned as of the close of business on June 19, 2014.
What types of votes are permitted on each proposal?
The types of votes permitted for Proposal 1, the election of the nominees for director named therein, Proposal 2, the ratification of the selection of KPMG LLP as our independent registered public accounting firm, Proposal 3, to vote upon a proposal to increase the number of shares available for purchase under our 2012 Employee Stock Purchase Plan, and Proposal 4, to provide an advisory vote on executive compensation, are a vote “For” or “Against” or abstain.
How many votes are needed to approve each proposal?

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For Proposal 1, the election of directors, each nominee to be elected must receive a majority of the votes cast in person or by proxy with respect to that nominee’s election. A “majority of votes cast” means that the number of votes “For” a director’s election must exceed the number of votes “Against” that director’s election. Abstentions and broker non-votes will have no effect on the outcome of the vote.

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To be approved, Proposal 2, the ratification of the selection of KPMG LLP, must receive a “For” vote from the majority of the shares present at the annual meeting or represented by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

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To be approved, Proposal 3, an increase in the number of shares available for purchase under our 2012 Employee Stock Purchase Plan, must receive a “For” vote from the majority of the shares present at the annual meeting or represented by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

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To be approved, Proposal 4, an advisory vote on executive compensation, must receive a “For” vote from the majority of the shares present at the annual meeting or represented by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

How are votes counted?
Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the presence of a quorum and the vote total for each proposal and, with respect to Proposals 2, 3 and 4, will have the same effect as “Against” votes. A “broker non-vote” occurs when a broker who holds shares for a beneficial owner does not vote on a particular item because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal. Due to recent rule changes, with respect to the election of directors, your broker will not be able to vote your shares without your instructions.
What if I vote by proxy but do not make specific choices?
If you complete the proxy voting procedures, but do not specify how you want to vote your shares, your shares will be voted “For” Proposal 1, the election of all nominees for director named therein, “For” Proposal 2, the ratification of the selection of KPMG LLP, “For” Proposal 3, the proposal to approve an increase in the number of shares available under our 2012 Employee Stock Purchase Plan, and “For” Proposal 4, an advisory vote approving executive compensation. Your proxy will vote your shares using his or her best judgment with respect to any other matters properly presented for a vote at the meeting.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the annual meeting. You may revoke your proxy in any one of the following ways:

•	You may send a written notice that you are revoking your proxy to our Secretary (Attn: Secretary, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, California 94089).

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You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy. Remember that if you are a beneficial owner of AppliedMicro shares and wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization that is the record owner of your shares (such as your broker).

•	If you requested and received a printed copy of these materials by mail, you may revoke your proxy by submitting another properly completed proxy card with a later date.
What does it mean if I receive more than one Notice?
If you received more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each Notice to ensure that all of your shares are voted.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Form 8-K filed with the SEC after the annual meeting. The SEC's website is www.sec.gov.
When are stockholder proposals due for the next annual meeting?
To be considered for inclusion in the proxy materials for our 2015 annual meeting, your proposal must be submitted in writing to our Secretary (Attn: Secretary, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, CA 94089) by March 2, 2015. Stockholders wishing to submit proposals or director nominations that are not to be included in our proxy materials for our 2015 annual meeting must do so no earlier than the close of business on April 14, 2015 and no later than the close of business on May 14, 2015, provided, however, that, in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the first anniversary of the preceding year’s annual meeting, for your notice to be timely, it must be so received by the Secretary not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.

You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our Bylaws are available in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Governance Documents.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a service fee and the reimbursement of customary disbursements that are not expected to exceed $25,000 in the aggregate.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS
This proxy statement includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not represent historical facts, and the assumptions underlying those statements. Words such as “anticipate,” “believe,” “plan, “expect,” “estimate,” “predict,” “intend,” “may,” “will,” “should,” “future,” “imminent,” “opportunity,” “potential” and similar expressions identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: anticipated revenue growth, profitability and stockholder return; our business strategy and the progress of our business transformation; the development, production, availability and performance of our X-Gene™ and X-Weave™ product families; customer adoption of our products and their total addressable market and total cost of ownership; our products’ estimated time-to-market advantage; and market and technological trends. All forward-looking statements are subject to risks and uncertainties that are inherently subject to change and could cause actual results to differ materially from those expressed or implied by any forward-looking statement. Those risks and uncertainties include, among others, those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, and our subsequent Quarterly Reports on Form 10-Q. All forward-looking statements speak only as of the date of this proxy statement, and except as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after that date.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors currently consists of six directors: Cesar Cesaratto, Paramesh Gopi, Ph.D., Paul R. Gray, Ph.D., Fred Shlapak, Robert Sproull, Ph.D., and Duston Williams. Each of our current directors has been nominated for re-election at the annual meeting.
The nominees proposed for election as directors are listed below. Directors elected at the annual meeting will hold office until the next annual meeting. Each of Messrs. Cesaratto, Shlapak and Williams and Drs. Gray, Gopi and Sproull was elected by our stockholders at our last annual meeting.
Each individual nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve if elected.
Certain individual experience, qualifications, attributes and skills of each of our director nominees that led the Board to conclude that such nominees should be elected or re-elected as directors are described in each of the biographies below. The following information was provided by the nominees:

CESAR CESARATTO
Chairman of the Board
Age:	66
Director Since:	2002
Principal Occupation:	Retired
Recent Business Experience:
Various executive positions with Nortel Networks Corporation, a communications equipment manufacturing company, spanning component and product development, operations, sales and marketing from 1970 to May 2001. His most recent position with Nortel was President Wireless Systems for Europe, Middle East and Africa. Mr. Cesaratto has also served on the Board of Directors of several companies: Genum Corporation from 2002 to 2007; Tundra Semiconductors Corporation from 2007 to 2009; and BreconRidge Corporation from 2007 to 2010. He is involved with a number of Canadian start-up companies as an angel investor.

Other Current Directorships:	DragonWave Inc.
Committee Memberships:	Chairman of the Compensation Committee, Member of the Governance and Nominating Committee.
Qualifications & Attributes:
Mr. Cesaratto’s years of executive leadership and management experience in the high technology industry, his service on other company boards, and his experience with mature and emerging technology companies have positioned him well to serve as our Chairman of the Board of Directors.

PARAMESH GOPI, PH.D.
Age:	45
Director Since:	2009
Principal Occupation:	President and Chief Executive Officer of AppliedMicro since May 2009.
Previous Business Experience:
Senior Vice President and Chief Operating Officer of AppliedMicro from June 2008 to May 2009 and member of the Board of Directors since April 2009. From September 2002 to June 2008, Dr. Gopi held various positions with Marvell Semiconductor, a provider of mixed-signal and digital signal processing integrated circuits to broadband digital data networking markets. At Marvell, Dr. Gopi held several executive-level positions including Vice President and General Manager of the Embedded and Emerging Business Unit, Chief Technology Officer and Director of Technology Strategy. From June 2001 to August 2002, Dr. Gopi was Executive Director of Strategic Marketing and Applications at Conexant Systems, Inc., a mixed-signal processing company. He joined Conexant Systems, Inc. as part of its acquisition of Entridia Corporation in 2001. Dr. Gopi founded Entridia, a provider of network processing application specific integrated circuits for optical networks, in 1999. Prior to Entridia, Dr. Gopi held principal engineering positions at Western Digital and Texas Instruments where he was responsible for the development of key mixed-signal networking products.

Qualifications & Attributes:
Dr. Gopi has been our President and Chief Executive Officer since May 2009 and brings to the Board his broad strategic vision for the Company. Dr. Gopi’s technical qualifications as well as leadership and management experience in startup and mature semiconductor companies make him uniquely qualified to lead AppliedMicro. As the sole member of management on our Board, he serves as the critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspectives on our business.

PAUL R. GRAY, PH.D.
Age:	71
Director Since:	2009
Principal Occupation:	Professor Emeritus, University of California at Berkeley.
Recent Business Experience:
Executive Vice Chancellor and Provost at the University of California at Berkeley from July 2000 to June 2006. During his over 30 year tenure with the University, Dr. Gray has held numerous administrative posts, including Director of the Electronics Research Laboratory, Vice Chairman of the Electrical Engineering and Computer Science (“EECS”) Department for Computer Resources, Dean of the College of Engineering and Chairman of the Department of EECS. Dr. Gray has also been the interim President of the Gordon and Betty Moore Foundation since February 2014.

Other Current Directorships:	Sentons Corporation.
Committee Memberships:	Chairman of the Governance and Nominating Committee, Member of the Compensation Committee.
Qualifications & Attributes:
Dr. Gray’s expertise and academic experience in electrical engineering, his years of executive leadership and management within higher education, and his service on other technology company boards make Dr. Gray a valuable contributor to our Board of Directors.

FRED SHLAPAK
Age:	70
Director Since:	2006
Principal Occupation:	Retired
Recent Business Experience:
Various executive positions with Motorola Corporation, a communications equipment manufacturing company, from 1971 to his retirement in 2004. His most recent position prior to retirement was President of the Semiconductor Products Sector at Motorola Corporation.

Other Current Directorships:	None.
Committee Memberships:	Member of the Compensation Committee and the Audit Committee.
Qualifications & Attributes:	Mr. Shlapak’s leadership experience within the semiconductor industry, as well as his service on other technology company boards, render him a valuable member of our Board of Directors.

ROBERT F. SPROULL, PH.D.
Age:	67
Director Since:	2011
Principal Occupation:	Retired
Recent Business Experience:
Various executive positions with Sun Microsystems and Sun Microsystems Laboratories, until Sun’s acquisition by Oracle in 2010. Prior to Sun, Dr. Sproull was a principal in the consulting firm of Sutherland, Sproull and Associates, an Associate Professor at Carnegie Mellon University, and a Research Scientist at the Xerox Palo Alto Research Center.

Other Current Directorships:	None.
Committee Memberships:	Member of the Governance and Nominating Committee and the Audit Committee.
Qualifications & Attributes:
Dr. Sproull’s 40-year experience within the computer science industry, his experience in academia and various leadership roles within industry committees and consortia, as well as years of executive leadership and management, make Dr. Sproull a valuable contributor to our Board of Directors.

DUSTON WILLIAMS
Age:	56
Director Since:	2013
Principal Occupation:	Chief Financial Officer of Nutanix, Inc., a provider of next-generation data center infrastructure solutions.
Recent Business Experience:
Mr. Williams became CFO of Nutanix in April 2014. Before joining Nutanix, he was CFO of Gigamon, a provider of network traffic visibility solutions, from March 2012 to April 2014. Previously, he served as CFO of SandForce, Inc., a data storage company, from March 2011 through its sale to LSI Corporation in January 2012. From June 2006 to June 2010, he served as vice president and CFO of Infinera Corporation. From December 2004 to June 2006, he served as executive vice president and CFO of Maxtor Corporation. From July 2003 to November 2004, he served as CFO of Aruba Wireless Networks. From July 2001 to February 2003, he served as CFO of Rhapsody Networks Inc. From January 2000 to June 2001, he served as CFO of Netigy Corporation. From July 1986 to December 1999, he served in a variety of accounting and finance positions at Western Digital Corporation, including as its senior vice president and CFO. Mr. Williams was a member of the Board of Directors of Compellent Technologies, which was subsequently acquired by Dell, from 2008 to 2010.

Other Current Directorships:	None.
Committee Memberships:	Member and Chairman of the Audit Committee.
Qualifications & Attributes:
Mr. Williams' more than 29 years of experience serving in CFO and other senior management finance and accounting positions for semiconductor and other technology companies, both public and private, render him a valuable member of our Board of Directors and Audit Committee.

Required Vote and Board Recommendation
Directors are elected pursuant to the “majority voting” standard that was adopted by our Board of Directors in April 2009. Under this standard, in an uncontested election, such as the election at the annual meeting, directors are elected by a majority of the votes properly cast in person or by proxy with respect to that nominee’s election. For each nominee to be elected, the number of votes “For” the nominee must exceed the number of votes “Against” that nominee’s election. Our Board of Directors and the Governance and Nominating Committee have nominated for re-election as directors only those candidates who agree to tender, in connection with their nomination, irrevocable resignations that will be effective upon (1) the failure to receive the required majority vote for re-election, and (2) the Board’s acceptance of such resignation. If an incumbent director fails to receive the required majority vote for re-election, the Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Governance and Nominating Committee and the Board may consider any factors that they deem relevant in deciding whether to accept a director’s resignation.
Only votes “For” or “Against” will affect the outcome of this proposal. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the named nominees. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee selected by the Governance and Nominating Committee of the Board of Directors.
THE BOARD OF DIRECTORS
RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

CORPORATE GOVERNANCE
We have long upheld a set of basic beliefs to guide our actions, including the belief that business should be conducted with the highest standards of ethical behavior. This belief governs our interaction with our customers, suppliers, employees and investors.
We are committed to continuously improve our governance process to meet and exceed all regulatory requirements. The following corporate governance profile highlights some of the initiatives undertaken by our Board of Directors:
Majority Voting in Elections of Directors

•	In April 2009, our Board of Directors approved amendments to our Bylaws and corporate governance guidelines to implement majority voting in all elections of directors other than contested elections.

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Under the majority voting standard, to be elected each nominee must receive a majority of the votes cast with respect to that nominee in any uncontested election of directors (i.e., an election in which the number of nominees does not exceed the number of directors to be elected).

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Prior to being nominated for re-election, incumbent directors must tender an irrevocable resignation that will be effective upon (i) the failure of such person to receive the required vote for re-election and (ii) the Board’s acceptance of such resignation, in accordance with our corporate governance guidelines.

•	In contested elections, directors are elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors.
Independent Directors

•	As set forth in the Board Guidelines, at least two-thirds of our directors must meet the independence standards of the Nasdaq Stock Market, or Nasdaq.

•	All of our current directors are independent under these independence standards, except for Dr. Paramesh Gopi who is employed by us.

•	Our independent directors regularly meet in executive session to discuss matters of interest to them without management present.
Board Leadership Structure

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Our Board has concluded that having our Chairman of the Board be an independent director is the appropriate structure at this point in time. Having the positions of Chairman and Chief Executive Officer as separate positions allows our Chief Executive Officer to focus on day-to-day business and allows our Chairman to lead the Board in its oversight responsibilities. The Chairman coordinates, develops the agenda for, and moderates Board meetings, and acts as a liaison between the independent directors and management on sensitive issues. The Chairman also coordinates the independent directors’ annual evaluations of the performance of the Chief Executive Officer and Chief Financial Officer and provides the evaluations to the Compensation Committee in connection with its annual evaluation of the officers’ performance, provides recommendations as to the membership of the various Board Committees, as well as selection of the Committee Chairs, and retains such counsel or consultants as the Chairman of the Board deems necessary to perform his or her responsibilities.

Governance and Nominating Committee

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Our Governance and Nominating Committee has adopted a charter that can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Committee Charters.

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In accordance with its charter, our Governance and Nominating Committee establishes effective corporate governance processes, including oversight of the appointment of new directors, Board committee structure and membership, Board compensation and Chief Executive Officer succession planning.

•	Every Governance and Nominating Committee member is an independent director under the Nasdaq listing standards.
Compensation Committee

•	The charter of our Compensation Committee can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Committee Charters.

•	In accordance with its charter, the Compensation Committee reviews and approves all executive compensation matters.

•	Every Compensation Committee member is an independent director under the Nasdaq listing standards.

Audit Committee

•	Our Audit Committee has policies to ensure that our independent registered public accounting firm remains independent.

•	The Audit Committee charter can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance — Committee Charters.

•
Our Board of Directors has determined that each of the current members of the Audit Committee is independent under the Nasdaq listing standards and that each of Messrs. Shlapak and Williams qualifies as an “audit committee financial expert” in accordance with applicable rules of the Securities and Exchange Commission (the “SEC”).

•
Our Audit Committee has adopted a policy and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm, KPMG LLP. Under the policy, the Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on a case-by-case basis for specific tasks before an engagement. Our Audit Committee has delegated the pre-approval of services to its Chairman who is required to report each pre-approval to the full Audit Committee no later than its next meeting.

•	KPMG LLP, our independent registered public accounting firm, reports directly to the Audit Committee, which meets at least quarterly with such firm without management present.
Corporate Governance Guidelines

•
Our Board of Directors has adopted a set of Board Guidelines that cover a broad range of corporate governance issues including director qualification and responsibility. The Board Guidelines can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Governance Documents.

Code of Business Conduct and Ethics

•
Our Board of Directors has also adopted a Code of Business Conduct and Ethics for us that all directors, executive officers and employees (including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions) must review and abide by.

•	Our Code of Business Conduct and Ethics includes policies on regulatory compliance, conflicts of interest and confidentiality.

•	Our Code of Business Conduct and Ethics can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Governance Documents.

•
We will promptly disclose on our corporate website, http://www.apm.com, or in a Form 8-K as required (i) the nature of any amendment to our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of our Code of Business Conduct and Ethics that is granted to one of these specified officers and the name of the person who is granted the waiver.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Stockholders wishing to communicate with our Board of Directors may send a written communication addressed to the Secretary at our principal executive offices. Communications also may be sent by e-mail to the following address: board@apm.com. The Secretary will promptly forward the communication to the Board as appropriate. This policy is contained in the Board Guidelines that can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Governance Documents.
In addition, we have a formal policy regarding attendance by directors at our annual meeting of stockholders. Directors are invited to and are expected to attend the annual meeting. This policy is contained in the Board Guidelines that can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Governance Documents. All but one of our directors attended the fiscal 2013 annual meeting of stockholders.

GOVERNANCE AND NOMINATING COMMITTEE EVALUATION OF BOARD NOMINEES
The Governance and Nominating Committee will consider director candidates recommended by our stockholders. Stockholders who wish to recommend individuals for consideration by the Governance and Nominating Committee to become nominees for election to the Board at our annual meeting of stockholders may do so by delivering at least 120 days prior to the anniversary date of the mailing of our proxy statement for our last annual meeting of stockholders a written recommendation to the Governance and Nominating Committee c/o the Secretary at our principal executive offices. Each submission must set forth:

•	the name and address of each AppliedMicro stockholder on whose behalf the submission is made;

•	the number of AppliedMicro shares that are owned beneficially by such stockholder;

•	the full name of the proposed candidate;

•	a description of the proposed candidate’s business experience for at least the previous five years;

•	complete biographical information for the proposed candidate; and

•	a description of the proposed candidate’s qualifications as a director.
Each submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.
Our Bylaws contain provisions which address the process by which a stockholder may nominate an individual to the Board of Directors at our annual meeting of stockholders. Our Bylaws are available in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Governance Documents.
The Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including the highest personal and professional integrity and values, an inquiring and independent mind, practical wisdom and mature judgment. In evaluating director nominees, the Governance and Nominating Committee considers the following factors:

•	recognized achievement and reputation;

•
diversity of experience and background of the proposed director, including the need for financial, business, academic, public sector or other expertise on our board of directors or its committees. Board membership should reflect diversity in its broadest sense. The Group seeks directors who represent a diversity of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Board, as a whole, should possess a combination of skills, professional experience and backgrounds necessary to oversee the Group’s business. The Board assesses the diversity of skills, experience and backgrounds represented on the board as part of the annual board self-evaluation process;

•	an ability to contribute to some aspect of our activities; and

•	the willingness to make the commitment of time and effort required of an AppliedMicro director.
The Governance and Nominating Committee’s goal is to assemble a Board of Directors with the skills and characteristics that taken together will assure a strong Board with experience and expertise in corporate governance.
The Governance and Nominating Committee is responsible for reviewing periodically with the Board of Directors, including the Chief Executive Officer, the appropriate skills and characteristics required of new Board members in the context of the current makeup of the Board.
Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it may deem are in the best interests of us and our stockholders. The Governance and Nominating Committee does, however, believe it appropriate for at least one, and, preferably, several, members of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by the rules of the SEC, and that two-thirds of the members of the Board meet independent director standards. The Governance and Nominating Committee also believes it is appropriate for our Chief Executive Officer to participate as a member of the Board.
The Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue serving on the Board or if the Governance and Nominating Committee decides not to re-nominate a member for re-election, the Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Governance and Nominating Committee then uses its network of contacts to compile a list of candidates, but may also engage, if it deems appropriate, a professional search firm. Candidates may be recommended to the Governance and Nominating Committee by other directors, stockholders, employees, or other interested parties.

INTERIM DIRECTOR APPOINTMENTS AND SIZE OF THE BOARD
In addition to providing for the annual election of the Board of Directors by our stockholders, the Bylaws of the Company also permit the Governance and Nominating Committee and the Board to nominate and appoint additional members of the Board on an interim basis in between annual meetings of the stockholders. Such nominations and appointments may be completed in order to fill vacancies on the Board occurring as a result of director resignations or for other reasons. The Bylaws also permit the Board to increase or reduce the number of directors comprising the Board, provided that reduction of the authorized number of directors shall not have the effect of removing any director before such director’s term of office expires.

RISK MANAGEMENT
Our Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of our risks. Our Board of Directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. As set forth in our Board Guidelines, the Board of Directors conducts an annual risk review prepared by management for assessment by the Board of Directors. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements as well as our compensation plans that generally apply to all employees, and determining that these plans do not incentivize executives and employees to take on an inappropriate level of risk. The Audit Committee oversees management of financial and legal compliance risks. The Governance and Nominating Committee manages risks associated with the independence of our Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.
In addition to the annual risk review, management also makes periodic presentations to the Board and/or its committees (as circumstances warrant) regarding all types of material risks facing the Company. At these meetings the Board discusses and reviews these risks and determines what, if any, new actions should be taken to mitigate these risks.

BOARD MEETINGS AND ATTENDANCE
Board Meetings in Fiscal 2014: 14.
Board Committees: Three standing committees: Audit, Compensation, and Governance and Nominating.
Total Committee Meetings in Fiscal 2014: 32. The number of meetings held by each committee is set forth below.
Fiscal 2014 Attendance: Each current Board member attended 75% or more of the meetings of the Board and the committees on which he served, held during the period for which he was a director or committee member.

BOARD COMMITTEES
The following table provides additional information regarding the committees of our Board of Directors during fiscal 2014:

Name of Committee and Members	Principal Functions of the Committee	Meetings in Fiscal 2014
Audit Duston Williams, Chairman Fred Shlapak Robert Sproull	• Has direct responsibility for the appointment, evaluation, compensation, retention and oversight of the work of our independent registered public accounting firm. Such firm reports directly to the Committee and the Committee establishes policies for pre-approval of all audit and non-audit services provided by such firm.	11

•   Receives periodic reports from our independent registered public accounting firm and management regarding such firm’s independence and other matters. Recommends appropriate action to ensure such firm’s independence.

•   Reviews with management and our independent registered public accounting firm our quarterly and annual financial statements and other financial disclosures, the adequacy of internal controls and major issues regarding accounting principles and practices.

	• Reviews and approves the scope of the audit at the outset and reviews the performance of our independent registered public accounting firm and any audit problems or difficulties encountered.

Compensation Cesar Cesaratto, Chairman Paul Gray, Ph.D. Fred Shlapak	• Approves remuneration arrangements for all of our executive officers, including base salaries, salary increases, incentive compensation plans and awards. Reviews the reasonableness and appropriateness of all such compensation.	14
	• Adopts and oversees the administration of incentive compensation and executive stock plans and determines awards granted to executive officers and employees under such plans.

•   Advises the Board of Directors on the reasonableness and appropriateness of executive compensation plans and levels, generally, including whether these effectively serve our interests and the interests of our stockholders by creating appropriate incentives for high levels of individual and company performance.

	• Has authority to engage an executive compensation consultant and other advisors.

Governance and Nominating Paul Gray, Ph.D., Chairman Cesar Cesaratto Robert Sproull, Ph.D.	• Makes recommendations to the Board of Directors regarding the composition of the Board and its Committees, including size and qualifications for membership.	7
	• Recommends candidates for election to the Board of Directors at the annual meeting.
	• Advises the Board of Directors on appropriate compensation for outside directors.
	• Advises the Board of Directors on corporate governance matters.
	• Has sole authority to engage a search firm to identify director candidates.
	• Evaluates the performance of the members of the Board of Directors.
	• Evaluates the effectiveness of the meetings of the Board of Directors, including agendas, meeting materials, meeting structure and organization, schedule of meetings and minutes.

COMPENSATION COMMITTEE PROCESSES AND PROCEDURES
For a description of our processes and procedures for the consideration and determination of executive and director compensation, see “Executive Compensation — Compensation Discussion and Analysis — Compensation Policies and

Processes” and “Executive Compensation — Director Compensation — Director Compensation Policies and Processes,” respectively.
REPORT OF THE COMPENSATION COMMITTEE 1
The Compensation Committee of the Board has reviewed, and discussed with management, the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our annual report on Form 10-K for the fiscal year ended March 31, 2014.
Cesar Cesaratto, Chairman
Paul Gray, Ph.D.
Fred Shlapak

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Compensation Committee during fiscal 2014 were Messrs. Cesaratto and Shlapak and Dr. Gray, as well as Mr. H.K. Desai, who passed away in June 2014. None of these directors has at any time been an officer or employee of ours or any of our subsidiaries. We have entered into customary indemnification agreements with each of these directors as described in “Certain Relationships and Related Transactions.” None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

[1]
This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, or the 1933 Act, or the Securities Exchange Act of 1934, or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

REPORT OF THE AUDIT COMMITTEE 2
The Audit Committee is comprised solely of independent directors, in accordance with Nasdaq listing standards, and operates under a written charter adopted by the Board of Directors. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.
The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. The purpose of the Audit Committee, as more fully described in its charter, is the general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting principles, and design of internal controls and disclosure controls and procedures to ensure compliance with accounting standards, applicable laws and regulations. KPMG LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards.
Among other matters, the Audit Committee monitors the activities and performance of our independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters and the extent to which such firm may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee also reviews the results of the audit work with regard to the adequacy and appropriateness of our financial, accounting and internal controls.
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended March 31, 2014 with management including a discussion of the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements.
The Audit Committee reviewed with our independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements. In addition, such firm represented that its presentations included the matters required to be discussed with the Audit Committee pursuant to all relevant auditing standards regarding auditor communications.
Our independent registered public accounting firm also provided the Audit Committee with the written disclosures required by Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with our independent registered public accounting firm that firm’s independence.
In reliance on the Audit Committee’s reviews and discussions with management and our independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended March 31, 2014.
Duston Williams, Chair
Fred Shlapak
Robert F. Sproull, Ph.D

[2]
This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015 and has further directed us to submit the selection of such firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited our financial statements since our fiscal year ended March 31, 2010. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

AUDIT AND OTHER FEES
The following tables set forth the aggregate fees billed by KPMG LLP for the services indicated for the fiscal years ended March 31, 2014 and 2013:

	2014	2013
Audit	$656,000	$762,000
Audit Related	15,000	21,000
Tax	—	—
All Other	—	—
Total	$671,000	$783,000
Audit Fees. Audit fees include the audit of our financial statements including the audit of our internal control over financial reporting, accounting consultations and merger and acquisition related work for the fiscal year and the review of our interim financial statements.
Audit Related Fees. Audit related fees include fees for, among other things, financial due diligence and statutory audits in certain locations outside the United States where we have operations.
All fees described above were approved by the Audit Committee.
Pre-Approval Policies and Procedures
Our Audit Committee has adopted a policy and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm, KPMG LLP. During fiscal 2014 and 2013, the Audit Committee pre-approved all audit and non-audit services performed by KPMG LLP. Under the policy, the Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on a case-by-case basis for specific tasks before an engagement. Our Audit Committee has delegated the pre-approval of services to its Chairman who is required to report each pre-approval to the full Audit Committee no later than its next meeting.
Required Vote and Audit Committee and Board Recommendation
Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes will have no effect on the outcome of the vote.
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS
RECOMMEND A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3
APPROVAL OF INCREASE IN SHARES OF COMMON STOCK UNDER
THE APPLIED MICRO CIRCUITS CORPORATION 2012 EMPLOYEE STOCK PURCHASE PLAN
In May 2014, the Board of Directors approved an increase in the number of shares of Common Stock that we may issue under the Applied Micro Circuits Corporation 2012 Employee Stock Purchase Plan (the “ESPP”) and directed that the matter be submitted to the stockholders of the Company for their approval. The proposal would amend the ESPP to increase the number of shares of Common Stock reserved for issuance from 1,800,000 shares to 3,800,000 shares. As of March 31, 2014, there were 498,155 shares remaining available for future purchases under the ESPP. The Board of Directors believes that it is important to provide eligible employees the opportunity to acquire a proprietary interest in the Company and thereby provide employees with an additional incentive to contribute to the Company’s long-term profitability and success. The Board believes the number of shares currently remaining available for future purchases under the ESPP to be inadequate to achieve the stated purpose of the ESPP in the future.
Summary of the ESPP
The following is a summary of principal features of the ESPP. The summary, however, does not purport to be a complete description of all the provisions of the ESPP. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Vice President, General Counsel at the Company’s principal offices in Sunnyvale, California. The full text of the ESPP, as proposed to be amended, is also attached to this proxy statement as Annex A. Stockholders are urged to read the ESPP in its entirety.
General
The ESPP and the right of participants to make purchases thereunder are intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The ESPP is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).
Purpose
The primary purpose of the ESPP is to attract and retain the best available personnel for the Company in order to promote the success of the Company’s business and to facilitate the ownership of the Company’s stock by employees.
Administration
The ESPP may be administered by the Board of Directors or a committee of members of the Board appointed by the Board. The ESPP, when approved, will be administered by the Compensation Committee of the Board of Directors. All questions of interpretation of the ESPP are determined by the Compensation Committee, and its decisions are final and binding upon all participants. Members of the Board of Directors who are eligible employees are permitted to participate in the ESPP, provided that any such eligible member may not vote on any matter affecting the administration of the ESPP or the grant of any option pursuant to it, or serve on a committee appointed to administer the ESPP. No charges for administrative or other costs will be made against the payroll deductions of a participant in the ESPP. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the ESPP.
Eligibility
Any employee of the Company or its designated subsidiaries as of the offering date who completes a subscription agreement on the form provided by the Company is eligible to participate in the ESPP, except for any employee who beneficially owns five percent or more of the outstanding stock of the Company or is customarily employed for less than 20 hours per week or less than five months per year. As of March 31, 2014, 460 employees were eligible to participate in the ESPP.

Offering Dates and Purchase Periods
The ESPP is implemented by a series of offerings, each for a six-month period. The offering periods commence on or about February 1 and August 1 of each year. The Board of Directors may alter the duration of the offering periods without stockholder approval if such change is announced prior to the scheduled beginning of the first offering period to be affected.
Each offering period coincides with a purchase period of six (6) months duration. The last day of each purchase period shall be the purchase date for such purchase period. A purchase period commencing on February 1 shall end on the next July 31. A purchase period commencing on August 1 shall end on the next January 31. The Board of Directors may alter the duration and/or frequency of purchase periods with respect to future purchases without stockholder approval if such change is announced prior to the scheduled beginning of the first purchase period to be affected.
Terms of Options

(a) Participation in the Plan. Eligible employees become participants in the ESPP by delivering to the Company a subscription agreement authorizing payroll deductions prior to the applicable offering date.
(b) Purchase Price. The purchase price per share at which shares are sold under the ESPP is the lower of 85% of the fair market value of the Common Stock on the date of commencement of the offering period or 85% of the fair market value of the Common Stock on the purchase date. The fair market value of the Common Stock on a given date is generally the closing sales price on the Nasdaq Stock Market on the last trading date prior to the date of determination.
(c) Payment of Purchase Price; Payroll Deductions. Contributions to purchase shares are accumulated by payroll deductions during the offering period. The deductions may not be less than 1% and may not be more than 20% of a participant’s eligible compensation. A participant may increase or decrease his or her participation in the ESPP once in either direction during any offering period.
All payroll deductions are credited to the participant’s account under the ESPP and are deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose. No interest accrues on the payroll deductions of a participant in the Plan.
(d) Purchase of Stock; Exercise of Option. By executing a subscription agreement to participate in the ESPP, the participant is entitled to have shares placed under option. The maximum number of shares placed under option to a participant in any one purchase period is 2,500 shares of Common Stock until changed by the Board of Directors.
Unless the participant’s participation is discontinued, each participant’s option for the purchase of shares will be exercised automatically at the end of the purchase period at the applicable price. Participants pay no commissions on Common Stock purchased under the ESPP. However, if a participant decides to sell the Common Stock, the participant can expect to be charged a fee or commission if he or she uses an agent, such as a stock broker.

However, no participant is permitted to subscribe for shares under the ESPP if immediately after the grant of the option the participant would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any of its subsidiaries (including stock which may be purchased under the ESPP) nor is any participant granted an option which would permit the participant to buy pursuant to the ESPP more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year. Furthermore, if the number of shares which would otherwise be placed under option at the beginning of an offering period exceeds the number of shares then available under the ESPP, a pro rata allocation of the available shares will be made in as equitable a manner as is practicable.
(e) Withdrawal. The participant’s interest in a given offering may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the ESPP at least five days prior to the end of a purchase period.
Any withdrawal by the participant of accumulated payroll deductions for a given offering automatically terminates the participant’s interest in that offering. In effect, the participant is given an option which may or may not be exercised during the six-month offering period. By executing the subscription agreement, the participant is not obligated to make the stock purchases; rather the subscription agreement is merely an election by the participant to place shares under option. Unless the participant’s participation is discontinued, the option for the purchase of shares will be exercised automatically at the end of the purchase period, and the maximum number of full shares purchasable with such participant’s accumulated payroll deductions will be purchased for the participant at the applicable price.
In the event that a participant fails to remain in the continuous employment of the Company as described in the ESPP, such participant will be deemed to have elected to withdraw from the ESPP and the payroll deductions credited to such participant’s account will be returned to such participant.
A participant’s withdrawal from an offering does not have any effect upon such participant’s eligibility to participate in subsequent offerings under the Plan.
(f) Termination of Employment. Termination of a participant’s employment for any reason, including retirement or death, prior to the termination of the offering period cancels his or her participation in the ESPP immediately. In such event, the payroll deductions credited to the participant’s account will be returned to such participant, or in the case of death, to the person or persons entitled thereto as specified in the participant’s subscription agreement.
(g) Non-transferability. No rights or accumulated payroll deductions of a participant under the ESPP may be pledged, assigned or transferred for any reason and any such attempt may be treated by the Company as an election to withdraw from the ESPP.
(h) Capital Changes/Acceleration of Option. In the event any change is made in the Company’s capitalization, such as a stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustments will be made in the shares subject to purchase and in the purchase price per share, as well as in the number of shares available for issuance under the ESPP.

In the event of the proposed dissolution or liquidation of the Company, the current offering period(s) will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board of Directors. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the ESPP shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the offering period(s) then in progress by setting a new exercise date.

(i) Reports. Individual accounts will be maintained for each participant in the Plan. Each participant will receive after the end of the six-month purchase period a report of such participant’s account setting forth the total amount of payroll deductions accumulated, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.
Amendment and Termination of the ESPP
The Board of Directors may at any time and for any reason amend or terminate the ESPP, but no amendment or termination is allowed if it would impair the rights of any participant under any grant previously made, without his or her consent, provided that an offering period may be terminated by the Board of Directors on a purchase date if the Board of Directors determines that the termination of the ESPP is in the best interests of the Company and the stockholders or if continuation of an offering period would cause the Company to incur adverse accounting charges resulting from a change in the generally accepted accounting rules applicable to such plans. In addition, the Company must obtain stockholder approval of any amendment to the ESPP in such a manner and to the extent necessary to comply with Rule 16b-3 under the 1934 Act and/or Section 423 of the Code (or any other applicable law or regulation). If not earlier terminated, the ESPP will continue in effect until the earlier of 2032 or when all of the shares of Common Stock reserved for issuance under the ESPP have been issued.
Federal Income Tax Aspects of the ESPP
THE FOLLOWING IS A BRIEF SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE PURCHASE OF SHARES UNDER THE ESPP. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO TAXPAYERS WITH SPECIAL TAX STATUS. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE, AND DOES NOT DISCUSS ESTATE, GIFT OR OTHER TAX CONSEQUENCES OTHER THAN INCOME TAX CONSEQUENCES. THE COMPANY ADVISES EACH PARTICIPANT TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE ESPP AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.
The ESPP and the right of participants to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be recognized by a participant prior to disposition of shares acquired under the ESPP.
If the shares are sold or otherwise disposed of (including by way of gift) more than two years after the first day of the offering period during which shares were purchased (the “Offering Date”), and more than one year after the shares were purchased, a participant will recognize as ordinary income at the time of such disposition the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares or (b) 15% of the fair market value of the shares on the first day of the offering period. Any further gain or loss upon such disposition will be treated as long-term capital gain or loss. If the shares are sold for a sale price less than the purchase price, there is no ordinary income and the participant has a capital loss for the difference.
If the shares are sold or otherwise disposed of (including by way of gift) before the expiration of either of the two-year or one-year holding periods described above, the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gift of the shares is made. The balance of any gain or loss will be treated as capital gain or loss and will be treated as long-term capital gain or loss if the shares have been held more than one year.

The ordinary income reported under the rules described above, added to the actual purchase price of the shares, determines the tax basis of the shares for the purpose of determining capital gain or loss on a sale or exchange of the shares.
The Company is entitled to a deduction for amounts taxed as ordinary income to a participant only to the extent that ordinary income must be reported upon disposition of shares by the participant before the expiration of the two-year or one-year holding periods described above.
Restrictions on Resale

Certain officers and directors of the Company may be deemed to be “affiliates” of the Company as that term is defined under the Securities Act. The Common Stock acquired under the ESPP by an affiliate may be reoffered or resold only pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act.
Amended Plan Benefits
As participation in the ESPP is voluntary, the future benefits under the ESPP, as proposed to be amended, are not yet determinable. The following table summarizes the shares purchased by designated individuals and groups during the fiscal year ended March 31, 2014.

APPLIED MICRO CIRCUITS CORPORATION
2012 EMPLOYEE STOCK PURCHASE PLAN

Name of Individual or Identification of Group	Title/Position	Dollar Value (1) ($)	Number of Shares Purchased
Named Executive Officers
Paramesh Gopi	Chief Executive Officer	$24,750	2,500
Douglas Ahrens	Vice President, Chief Financial Officer	—	—
L. William Caraccio	Vice President, General Counsel and Secretary	3,812	385
Michael Major	Vice President - Corporate Marketing and Human Resources	—	—
Shiva Natarajan	Former Vice President, Corporate Controller; former interim Chief Financial Officer	17,929	1,811
Hector Berardi	Former Vice President, Operations	—	—
Robert Gargus	Former Chief Financial Officer	—	—
All current executive officers, as a group		$28,562	2,885
All employees, including all current officers who are not executive officers, as a group		$6,747,206	681,536

(1)	Based on the last sales price per share of $9.90 on March 31, 2014, as reported by Nasdaq.

Required Vote
The approval of the amendment to the ESPP to increase the number of shares reserved for issuance under that plan by 2,000,000 shares requires the affirmative vote of a majority of our outstanding shares present in person or represented by proxy at the annual meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), AppliedMicro’s stockholders are entitled to cast an advisory vote at the annual meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement. Pursuant to the Dodd-Frank Act, the stockholder vote is an advisory vote only and is not binding on AppliedMicro or its Board of Directors.
Although the vote is non-binding, the Compensation Committee and the Board of Directors value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.
After consideration of the vote of stockholders at our 2011 annual meeting and other factors, the Board of Directors has decided to hold advisory votes on the approval of executive compensation annually until the next advisory vote on frequency occurs. Accordingly, unless the Board of Directors modifies its policy on the frequency of future votes, the next advisory vote to approve executive compensation will be held at the 2015 annual meeting of stockholders.
Pay-for-Performance Philosophy
As described more fully in the “Executive Compensation - Compensation Discussion and Analysis” section and in the Summary Compensation Table and subsequent tables on pages 39 to 46, the Company’s named executive officers, as identified on page 24, are compensated in a manner that we believe to be consistent with our business strategy, competitive practice, sound compensation governance principles, and stockholder interests and concerns. Our compensation policies and decisions are focused on pay-for-performance.
AppliedMicro also has several compensation governance programs and policies in place as described on pages 24 to 38 to manage compensation risk and align the Company’s executive compensation with long-term stockholder interests. These programs include:

•	stock ownership guidelines;

•	an independent compensation committee and compensation committee consultant; and

•	a compensation recoupment or clawback policy.
In accordance with Regulation 14A of the 1934 Act, we are requesting your non-binding vote on the following resolution:
“Resolved, that the compensation of the Company’s named executive officers as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby approved."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.

PRINCIPAL HOLDERS OF COMMON STOCK
The following table sets forth the only persons who, to our knowledge, beneficially owned as of May 31, 2014 (or such other date as set forth in filings with the SEC), more than 5% of the outstanding shares of our Common Stock:

Name and Address	Number of Shares	Percent of Total(1)
Fidelity Management & Research Company(2)	11,078,751	14.18%
82 Devonshire Street Boston, MA 02109
Kingdom Ridge Capital Master Fund, Ltd and its affiliates(3)	7,406,400	9.48%
Gardenia Court, Suite 3307 45 Market Street, Camana Bay P.O. Box 896 Grand Cayman KY1-1103 Cayman Islands
The Bank of New York Mellon Corporation(4)	5,335,795	6.83%
One Wall Street 31stFloor New York, New York 10286
Vanguard Group, Inc.(5)	5,215,121	6.68%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.(6)	4,061,883	5.20%
40 East 52nd Street New York, NY 10022

(1)	The percentages are based on 78,123,086 shares of the Company’s Common Stock outstanding as of May 31, 2014.

(2)
Pursuant to a Schedule 13G/A filed with the SEC on February 14, 2014, Fidelity Management & Research Company and FMR Co., Inc., wholly owned subsidiaries of FMR LLC, beneficially owned 11,078,751 shares of our Common Stock both having shared voting and dispositive rights. Reference is made to the foregoing filing for more information.

(3)
Pursuant to a Schedule 13G/A filed with the SEC on February 14, 2014, Kingdom Ridge Capital LLC and its affiliates reported shared voting and dispositive power over 7,406,400 shares of our Common Stock.

(4)
Pursuant to a Schedule13G/A filed with the SEC on January 28, 2014, the shares were beneficially held by subsidiaries of The Bank of New York Mellon Corporation including The Bank of New York Mellon, BNY Mellon, National Association, The Boston Company Asset Management LLC, The Dreyfus Corporation, and Mellon Capital Management Corporation.

(5)
Pursuant to a Schedule 13G/A filed with the SEC on February 11, 2014, the Vanguard Group, Inc. beneficially owned 5,215,121 shares of our Common Stock having sole dispositive rights over 5,109,403 shares and shared dispositive rights over 105,718 shares. Reference is made to such filing for more information.

(6)	Pursuant to a Schedule 13G/A filed with the SEC on January 28, 2014, BlackRock, Inc. beneficially owned the foregoing shares of our Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table shows the beneficial ownership, reported to us as of May 31, 2014, of our Common Stock, including shares as to which a right to acquire ownership exists within the meaning of Rule 13d-3(d)(1) under the 1934 Act, of each of our current directors (who have been nominated for re-election as directors at the annual meeting); each of the Named Executive Officers as set forth in the Summary Compensation Table below; and all of our current directors and executive officers as a group:

Name(1)	Number of Shares(2)(3)	Percent of Total(3)
Cesar Cesaratto(4)	136,500	*
Paul R. Gray, Ph.D.(5)	57,250	*
Fred Shlapak(6)	94,750	*
Robert F. Sproull, Ph.D.(7)	56,708	*
Duston Williams	2,083	*
Paramesh Gopi, Ph.D.(8)	1,639,889	2.1%
Douglas T. Ahrens	4,030	*
L. William Caraccio(9)	278,657	*
Michael Major(10)	259,830	*
Shiva Natarajan(11)	68,463	*
Hector Berardi(12)	18,000	*
Robert G. Gargus(13)	102,562	*
All current executive officers and directors as a group (9 persons)(14)	2,529,697	3.2%

*	Less than one percent.

(1)	The address for our executive officers and directors is: c/o Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, California 94089.

(2)
The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(3)
In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are exercisable, or shares that are scheduled to issue upon vesting of restricted stock units, within 60 days after May 31, 2014 are deemed outstanding. Such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentages are based on 78,123,086 shares of Common Stock outstanding on May 31, 2014 and shares of Common Stock subject to options that are exercisable, or that are scheduled to issue upon vesting of restricted stock units, within 60 days after May 31, 2014.

(4)	Includes 97,500 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2014.

(5)	Includes 25,000 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2014.

(6)	Includes 68,750 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2014.

(7)	Includes 12,500 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2014.

(8)	Includes 1,030,000 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2014.

(9)	Includes 120,000 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2014.

(10)	Includes 184,020 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2014.

(11)	Includes 67,995 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2014.

(12)	Includes 18,000 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2014.

(13)	Includes 101,249 shares of Common Stock issuable upon the exercise of options and vesting of restricted stock units within 60 days of May 31, 2014.

(14)	Includes 1,537,770 shares of Common Stock issuable upon the exercise of options and vesting of restricted stock units within 60 days of May 31, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended March 31, 2014, all Section 16(a) filing requirements applicable to our reporting persons were made timely during such fiscal year, except that Forms 4 were filed late by the following reporting persons, as to the following restricted stock unit (RSU) grants: Duston Williams, 12,500 RSUs on November 11, 2013, and Michael Major and L. William Caraccio, 50,000 RSUs each on March 11, 2014.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information regarding our equity compensation plans in effect as of March 31, 2014:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders (1)	8,313,465	$9.79	355,126
Equity compensation plans not approved by stockholders (2)	172,153	$13.83	—
Total (3)	8,485,618	$10.09	355,126

(1)	The weighted average exercise price does not include restricted stock units.

(2)
Number of shares to be issued upon exercise of outstanding options pertains to our 2000 Equity Incentive Plan, or the 2000 Plan, which was adopted in March 2000. We no longer grant equity awards under any of our equity incentive plans except for our 2011 Equity Incentive Plan, or the 2011 Plan.

(3)
Excludes options assumed through acquisitions in which we did not assume the related equity incentive plan; at March 31, 2014, such options to purchase 27,983 shares were outstanding with a weighted-average exercise price of $7.43 per share.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information about the material components of our executive compensation program as presented in the tables and narrative that follow for the following executive officers who, in accordance with the rules and regulations of the Securities and Exchange Commission, were deemed to be our “Named Executive Officers” for the fiscal year ended March 31, 2014 (“fiscal 2014”):

▪	Paramesh Gopi, Ph.D., our President and Chief Executive Officer (our “CEO”);

▪	Douglas T. Ahrens, our Vice President and Chief Financial Officer, commencing October 17, 2013 (our “CFO”);

▪	L. William Caraccio, Esq., our Vice President, General Counsel and Secretary;

▪	Michael W. Major, our Vice President, Human Resources and Corporate Marketing;

▪	Shiva K. Natarajan, our former Vice President, Corporate Controller and, from June 25, 2013 through October 16, 2013, Interim Chief Financial Officer;

▪	Hector A. Berardi, our Vice President, Operations until May 15, 2014; and

▪	Robert G. Gargus, our former Senior Vice President and Chief Financial Officer, retired June 24, 2013.

Executive Summary

We are a global leader in silicon solutions for next-generation cloud infrastructure and data centers, as well as connectivity products for edge, metro and long haul communications equipment. Our base business, comprised of our Computing and Connectivity groups, enables our continued high level of investment in the development and commercialization of our flagship X-GeneTM and X-WeaveTM product lines. Our Computing business consists primarily of embedded products based on Power Architecture. Our future embedded processor products will be based on the ARM Instruction Set Architecture (“ISA”). Our Connectivity business provides high-speed, high-bandwidth, high-reliability communications products for the data center and service provider end markets.

We believe that our future is closely linked to our success in new, disruptive silicon products for cloud and enterprise data centers and high-performance computing applications. These products include multiple generations of our high-performance, low Total Cost of Ownership (or “TCO”) X-Gene Server on a Chip™ solution as well as X-Weave next-generation high-speed, high-density, low TCO connectivity solutions for data centers.

Business Transformation to Address New Markets

In 2009, we embarked on an ambitious program to create a new category of disruptive technology to address a very large and rapidly growing Total Addressable Market (“TAM”). We believe that the successful execution of this program will result in accelerated revenue and earnings growth, substantially increasing stockholder value.

We believe our X-Gene Server on a Chip solution will address a TAM estimated in 2013 to be $12 billion, increasing to approximately $20 billion in 2017. The 2017 Serviceable Addressable Market ("SAM") for X-Gene is estimated to be approximately $13 billion, representing a more than 10x increase compared to our forecast 2017 SAM without X-Gene.

We have achieved a number of significant milestones and “proof points” since the X-Gene program’s inception:

▪
Collaboration with and subsequent acquisition of Veloce Technologies, our world class processor design team responsible for the design and development of our 64-bit ARMv8 server class custom core and server class fabric;

▪	Enablement of the 64-bit ARMv8 hardware ecosystem with partners including HP, Dell, MiTAC, Quanta, Wistron and others;

▪	Enablement of the 64-bit ARMv8 software ecosystem with partners including Red Hat, Canonical, Oracle and others;

▪	Stress testing and full qualification of X-Gene working with partners including Red Hat and HP, leading to the industry’s first production silicon; and

▪
Design and fabrication of second-generation X-Gene 2, featuring 28 nanometer process technology, greater power efficiency and new capabilities including Remote Direct Memory Access over Converged Ethernet (“RoCE”).

As of the March quarter of calendar 2014, we commenced the manufacturing process for X-Gene production silicon and believe that general commercial availability is imminent. X-Gene 2, our second-generation Server on a Chip product, is currently sampling to our community of customers and ecosystem partners.

We also believe that we enjoy at least a 12 to 18 month first-to-market advantage over ARM server silicon competitors. We expect to realize meaningful X-Gene revenue beginning with our fiscal quarters ending December 31, 2014 or March 31, 2015.

Executive Compensation during Business Transformation

Since 2012, in support of our decision to undertake a major transformation of our business, we have structured our executive compensation program to reward both the achievement of longer-term revenue, margin, and earnings objectives related to our base business as well as operational milestones critical to the development and commercialization of our X-Gene and X-Weave growth initiatives and total stockholder return, or TSR. Within this framework, however, the Compensation Committee has emphasized long-term incentives intended to motivate and retain the executive officers directly responsible for the completion and monetization of multiple generations of X-Gene, including Dr. Gopi, our CEO, who conceived both the product category and the X-Gene product line and has been responsible for leading our product development to commercialization as well as enabling and driving the hardware and software ecosystems for ARM 64-bit servers.

In fiscal 2012 and fiscal 2013, the target total direct compensation opportunities of our CEO and our other executive officers have been highly-leveraged, with the bulk of their pay delivered in the form of base salary and long-term incentives wholly contingent on our performance during fiscal 2012 and fiscal 2013. In fiscal 2014, we began to design our compensation arrangements to reflect mainstream practices in our industry. We introduced a short-term incentive compensation plan. The award payments under this short-term plan were payable solely in shares of our common stock. Long-term, performance-based equity incentives continue to be the largest component of executive compensation.

Due to the nature of our product development cycle, a significant time lag exists between the product completion phase and the product adoption phase. The successful execution of this latter phase is influenced by a number of external factors, including the pace of ecosystem development and our OEM customers gaining commercial traction with their end-user data center customers. We believe that achievement of these operational milestones linked to our business transformation process will result in an increasing TSR. Specifically, the commercial availability of a product that creates a brand-new market category is the precursor to generating meaningful revenue and consequent stockholder returns. Our Board of Directors believes that it is vital to the successful execution of our growth strategy that we maintain leadership continuity through this period, which has significantly influenced our executive pay decisions, particularly as they relate to Dr. Gopi.

CEO Compensation

Over the past several years, Dr. Gopi’s target total direct compensation opportunities have been structured to closely track the milestones critical to the successful execution of our business transformation and have been contingent on positive performance outcomes. During these years, his target total direct compensation opportunity has consisted entirely of a modest base salary, a short-term incentive award tied to two fiscal 2014 financial performance measures as described below, and a long-term incentive opportunity in the form of equity awards.

Majority of Compensation Awarded Has Been Performance-Based

Fiscal 2012. In fiscal 2012, Dr. Gopi received a performance-based RSU award for 380,000 shares of our common stock that was subject to being earned in two unequal installments based on our ability to achieve specific milestones relating primarily to the operational metrics for our base business. During fiscal 2014, Dr. Gopi earned 122,486 shares of our common stock pursuant to this award. In fiscal 2012, Dr. Gopi received a performance-based RSU award for 500,000 shares of our common stock that was subject to being earned in three equal installments based on our ability to achieve three specific development milestones for the X-Gene product category. All of these milestones were satisfied during fiscal 2014, resulting in the receipt by Dr. Gopi of 500,000 shares of our common stock which he earned pursuant to this award.

Fiscal 2013. During fiscal 2013, Dr. Gopi's compensation consisted solely of his base salary. As disclosed in last year’s proxy statement, because of the emphasis on the X-Gene development schedule upon which the 2012 performance-based RSU award was contingent, the Compensation Committee did not make any equity awards to Dr. Gopi in fiscal 2013.

Fiscal 2014. During fiscal 2014, Dr. Gopi received two separate long-term incentive awards. As part of its annual review of our executive compensation program, in May 2013 the Compensation Committee granted Dr. Gopi an RSU award for 148,000 shares of our common stock to be earned at target level performance (with the possibility of 185,000 shares being earned at maximum level performance), 74,000 shares of which are subject to a four-year time-based vesting requirement, and the remaining shares are subject to the relative performance of our total stockholder return as measured against the SPDR S&P Semiconductor Index over two-year and three-year performance periods, with 74,000 shares to be earned at target level performance (with the possibility of 111,000 shares being earned at maximum level performance). This award was intended to focus him on the achievement of the longer-term revenue, margin, and earnings objectives related to our base business and to satisfy our retention objectives.

In addition, in November 2013, Dr. Gopi received an RSU award for 500,000 shares of our common stock, subject to both a financial performance measure (earnings per share) and separate commercialization milestones for both X-Gene and X-Weave products. At the time that the award was granted, the Compensation Committee determined that we had already achieved the financial milestone to which 200,000 shares of the award related and, therefore, those shares were awarded on a fully-vested basis.

Compensation Realized Has Reflected Pay-for-Performance Orientation

Fiscal 2012 Awards. With respect to the performance-based RSU award for 380,000 shares of our common stock related to our base business, Dr. Gopi earned 233,066 shares in fiscal 2013 from the first installment of this award and 122,486 shares in fiscal 2014 from the second installment. With respect to the performance-based RSU award for 500,000 shares of our common stock, each of the pre-established milestones was achieved during fiscal 2014, resulting in Dr. Gopi earning the full amount of this award.

Fiscal 2014 Awards. With respect to the performance-based RSU award for 74,000 shares of our common stock subject to our relative stock price performance, the outcome of this award will not be known until fiscal 2016 and fiscal 2017. With respect to the performance-based RSU award for 500,000 shares of our common stock, the 200,000 shares subject to our earnings per share performance were earned prior to the end of fiscal 2014 when it became clear by mid-year that we had achieved our annual operating plan objective for EPS by the end of the second fiscal quarter. However, the remainder this award is contingent on our ability to achieve the commercialization milestones established for the award, which will not be known until a future year.

In total, the actual amounts realized by Dr. Gopi from his cash and equity compensation awards over the past three years are as follows:

(A)    The “disclosed” amounts represent, for each fiscal year, the compensation reported in the “Total” column of the Summary Compensation Table, less the amount reported in the "All Other Compensation" column of that table, for each respective fiscal year. The amount “disclosed” for fiscal 2012 includes the grant date fair market value ($7,721,600) of the “EBITDA2” performance-based restricted stock unit awards which were granted during fiscal 2012 and expired unvested due to non-achievement of the awards’ performance conditions.
(B)    "Realized" amounts are attributed to the year of grant, not the year of realization. The “realized” amounts represent, for each fiscal year, the actual base salary earned and the actual amount realized at the date of vesting for each time-based restricted stock unit award and performance-based restricted stock unit award that was granted during such fiscal year.

Fiscal 2014 Compensation Largely Performance-Based

With the exception of his base salary and his time-based RSU award, the remainder of Dr. Gopi’s target total direct compensation opportunity for fiscal 2014 was performance-based and “at risk.” This includes his incentive award opportunity under our short-term incentive compensation plan.

In total, 84% of Dr. Gopi’s target total direct compensation opportunity for fiscal 2014 was performance-based, with only 16% representing non-performance-based pay.

Fiscal 2014 Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with the Company’s short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal 2014:

▪
Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors who have established effective means for stockholders to communicate with them, as well as other members of the Board of Directors, regarding their ideas and concerns about executive compensation matters.

▪
Independent Compensation Committee Advisor. The Compensation Committee engaged its own compensation consultant to assist with its fiscal 2014 compensation reviews. This consultant performed no consulting or other services for the Company.

▪
Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

▪
Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

▪
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders;

▪	No Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements or retirement plans or arrangements to our executive officers;

▪	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than standard relocation benefits;

▪	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits;

▪
“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid);

▪
Multi-Year Vesting Requirements. The time-based equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives;

▪	Limited Perquisites. We provide only limited perquisites and other personal benefits to our executive officers;

▪	Stock Ownership Guidelines. We maintain stock ownership requirements for our executive officers and directors;

▪	Hedging Policy. We prohibit our employees and members of our Board of Directors from hedging any Company securities; and

▪
Compensation Recovery Policy. We may seek, as appropriate and to the extent permitted by governing law, to recover any cash or equitybased incentive compensation paid to an executive officer in the event that the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a financial restatement.

During fiscal 2015, the Compensation Committee intends to adopt or modify the following policies and practices:

▪	Increase the stock ownership requirement for our CEO to that number of shares of our common stock having a market value at least equal to five times his annual base salary.

▪	Adopt a policy prohibiting the pledging of shares of our common stock by our employees, including our executive officers, and the members of our Board of Directors.

Stockholder Advisory Vote on Executive Compensation and Ongoing Stockholder Engagement Activities

At our 2013 Annual Meeting of Stockholders, we conducted a nonbinding stockholder advisory vote (“Say-on-Pay”) with respect to our executive compensation program for fiscal 2013. Of the advisory votes cast, 85.6% were voted in favor of the compensation of the Named Executive Officers. This follows our fiscal 2012 Say-on-Pay vote, for which only 42.1% of the votes cast supported the compensation of the Named Executive Officers.

We believe that the outcome of the most recent Say-on-Pay vote reflects our stockholders’ support of our compensation approach, specifically the changes that we made to our executive compensation program during fiscal 2014 in response to a series of calls and meetings with our largest institutional stockholders.

During fiscal 2014, we also continued our stockholder outreach efforts which we initiated during fiscal 2013. During the course of the year, we met in person or by telephone with representatives of our 10 largest institutional stockholders to solicit their feedback on our executive compensation program and to better understand their interests and concerns. The results of these meetings were communicated to the Compensation Committee. We intend to continue to solicit input from our stockholders on an ongoing basis in the future.

We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the Named Executive Officers. Accordingly, following the Annual Meeting of Stockholders to which this proxy statement relates, the next stockholder advisory vote on the compensation of the Named Executive Officers will take place in 2015.

Based on the results of a separate stockholder advisory vote on the frequency of future stockholder advisory votes regarding the compensation of the Named Executive Officers (commonly known as a “Say-When-on-Pay” vote) conducted at our fiscal 2011 Annual Meeting of Stockholders, our Board of Directors determined that we will hold our Say-on-Pay votes on an annual basis.

Compensation Philosophy

We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements, and the emergence of new market entrants. To succeed in this environment, we must continually develop and refine new and existing products and services, devise new business models, and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, financial, legal, and other business professionals.

We observe the following core principles in designing our executive compensation policies and making compensation decisions:

▪	Our compensation programs should be designed to retain and motivate the executive team required to realize commercial success of our flagship X-Gene and X-Weave product lines;

▪	Compensation opportunities should directly and substantially link rewards to measurable corporate and individual performance;

▪	Compensation opportunities should provide for significant differentiation in the actual amounts paid for performance that is below, at, and above target levels;

▪	Our executive officers should be appropriately rewarded for strong overall corporate performance, which we believe will, over time, create sustainable long-term stockholder value; and

▪
We should appropriately reward our executive officers for executing on individual performance objectives, which we believe will, over time, improve our overall corporate performance and create stockholder value.

While these principles have guided our executive compensation actions and decisions in the past, since the commencement of our business transformation the Compensation Committee has also given significant weight, when reaching its compensation decisions, to our need to incent and retain the key leaders of the transformation throughout this process.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee, which is comprised entirely of individuals who qualify as independent directors under the listing standards of the Nasdaq Stock Market, is responsible for overseeing our executive compensation program, as well as determining and approving the ongoing compensation arrangements for our executive officers, including the Named Executive Officers. The Compensation Committee operates pursuant to a written charter, which is available for review in the Investor Relations section of our corporate website, http://www.apm.com, under the heading “Corporate Governance  Committee Charters.”

Typically, the Compensation Committee holds regular meetings in person on the day preceding or the day of each regular quarterly meeting of our Board of Directors. In addition, the Compensation Committee holds special meetings during the months in between regular meetings, if and to the extent there are equity awards to be approved, as well as from time to time as required, in each case typically by telephone conference. During fiscal 2014, the Compensation Committee held four regular meetings and ten special meetings.

At its meetings, the Compensation Committee also meets in executive session, without any members of management in attendance. In addition to its formal meetings, members of the Compensation Committee confer regularly with members of management on executive compensation matters. In the course of its deliberations, the Compensation Committee reviews our financial and operational performance, and the compensation practices and conditions of the competitive market, taking into consideration internal compensation equity, the recommendations of our CEO (except with respect to his own compensation), and our retention and motivation objectives for each executive officer.

Typically, the Compensation Committee reviews the compensation of our executive officers during the first quarter of each fiscal year and sets changes to compensation levels to be effective on or about the first day of our fiscal year, April 1. The Compensation Committee may also, in its discretion, review and adjust compensation at other times during the fiscal year, such as in the event of a new hire, a promotion to an executive officer position, a significant increase in an executive officer's responsibilities, or a determination that an executive officer's current compensation does not accurately reflect his or her role or contributions, or, in rcent years, in connection with retaining members of the executive team deemed critical to the success of the Company and its product and market expansion initiatives.

Role of Executive Officers

As described above, our CEO reviews and approves the individual performance goals of our executive officers (other than his own goals), monitors their progress in completing these goals, and conducts an annual performance evaluation for each executive officer. These assessments form the basis of his recommendations to the Compensation Committee with respect to the compensation of our executive officers. Although the Compensation Committee considers these recommendations in its deliberations, it exercises its own independent judgment in determining the compensation of our executive officers, including the Named Executive Officers.

Upon invitation, our CEO, Chief Financial Officer, Vice President of Human Resources, and General Counsel attend meetings of the Compensation Committee.

Role of Compensation Consultant

Under its charter, the Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, to assist it in carrying out its responsibilities. The Compensation Committee has engaged Compensia, Inc., a national compensation consulting firm, to provide executive compensation advisory services to the Compensation Committee. Compensia serves at the discretion of the Compensation Committee. The Compensation Committee may replace an advisor or hire additional advisors at any time.

Based on the consideration of the various factors as set forth in the rules of the SEC and the listing standards of the Nasdaq Stock Market, the Compensation Committee has determined that its relationship with Compensia and the work of Compensia on behalf of the Committee has not raised any conflict of interest.

During fiscal 2014, the Compensation Committee engaged Compensia on matters involving executive compensation. Compensia did not provide any other services to us and received no compensation for services beyond that which is described above.

Competitive Positioning of Executive Compensation

In setting the compensation of our executive officers, the Compensation Committee considers, among other things, the competitive market for executive talent and the compensation practices within that market. In December 2013, the Compensation Committee, with the assistance of Compensia, revised and expanded the list of peer group companies used by the Company for these purposes. For fiscal 2014, our compensation peer group consisted of the following companies:

Alpha & Omega Semiconductor    Monolithic Power Systems
Cavium                NeoPhotonics
Entropic Commmunications    Peregrine Semiconductor
Exar                Pericom Semiconductor
Inphi                Power Integrations
Integrated Silicon Solution        Rambus
IXYS                Semtech
Lattice Semiconductor        Sigma Designs
Micrel                Silicon Image
Mindspeed Technologies        Volterra Semiconductor

Our peer group selection for fiscal 2014 compensation occurred in December 2012, in advance of our executive compensation review process. We evaluated companies with revenues within the range of 0.5x to 2.0x our revenues and companies with market capitalizations within the range of 0.5x to 3.0x of our market capitalization. As of December 17, 2012, these companies, each of which self-reports as a semiconductor company, had annual revenues ranging from $86 million to $532 million, with median revenues of $244 million, and market capitalizations ranging from $163 million to $1,879 million, with a median market capitalization of $418 million. These criteria are comparable to our revenues and market capitalization for fiscal 2013, which were $196 million and $503 million, respectively. In addition, some of these companies, such as Cavium, are organizations with which we directly compete both for business and executive talent.

In addition to data from the compensation peer group, data from the Radford High-Technology Survey (a custom data report of publicly-traded semiconductor companies with annual revenues ranging from $100 million to $500 million) was also made available to the Compensation Committee to assess current cash compensation levels, determine appropriate fiscal year targets for the fiscal year short-term incentive plan, and establish target equity award levels for the fiscal 2014 awards.

Compensation Elements

During fiscal 2014, the compensation of our executive officers, including the Named Executive Officers, consisted of base salary, a short-term incentive opportunity, long-term incentive compensation, welfare and health benefits, and post-employment compensation arrangements.

Base Salary

We use base salaries to provide our executive officers, including the Named Executive Officers, with a fixed, consistent amount of cash compensation to compensate them for carrying out the basic responsibilities of their positions. Typically, the Compensation Committee has set the base salaries of our executive officers near or slightly above the median of the competitive market. The Compensation Committee believes that this positioning is necessary to attract and retain the caliber of individual capable of managing our business in a dynamic industry and driving strong operating results.

Within this general approach, the Compensation Committee determines the base salary of each executive officer after taking into consideration the importance of his or her position within the organization, as well as his or her prior performance, expected future contributions, capabilities, expertise, and experience.

Messrs. Caraccio and Major received base salary increases during fiscal 2014 intended to satisfy median salary levels for their relative positions among the competitive market and to recognize Mr. Major’s additional Corporate Marketing responsibilities. Mr. Natarajan received a base salary increase during fiscal 2014 in recognition of his role as Interim Chief Financial Officer.

The base salary rates of the Named Executive Officers on March 31, 2014, compared to March 31, 2013, were as follows:

Named Executive Officer	March 31, 2014 Base Salary Rate	March 31, 2013 Base Salary Rate	Percentage Increase
Dr. Gopi	$600,000	$600,000	—
Mr. Ahrens (1)	$320,000	—	—
Mr. Caraccio	$325,000	$290,000	12.1%
Mr. Major	$307,000	$245,000	25.3%
Mr. Natarajan	$275,000	$247,000	11.3%
Mr. Berardi	$265,000	$265,000	—

(1)
Mr. Ahrens’ annual base salary was established when he joined the Company in October 2013. Our former CFO, Mr. Gargus, did not receive a base salary rate increase between March 31, 2013 and his retirement in June 2013.

Short-Term Incentive Compensation

We did not adopt an annual or other short-term incentive plan for our executive officers for fiscal 2013. Consistent with our compensation strategy for fiscal 2013, the Compensation Committee determined that for fiscal 2013 our executive compensation program should emphasize long-term incentive compensation in the form of equity awards contingent on our performance for that year.

For fiscal 2014, the Compensation Committee established a new short-term incentive plan which provided for annual bonuses for our executive officers based on our actual performance as measured against two equally weighted financial measures: revenue and non-GAAP earnings per share (“EPS”) (the “2014 STI Plan”). See the press release accompanying our fiscal 2014 earnings announcement for a reconciliation of our GAAP EPS and non-GAAP EPS.

For purposes of the 2014 STI Plan, the Compensation Committee set the target bonus opportunity for our CEO at 50% of his annual base salary and for our other executive officers at 30% of their annual base salaries, with a payout range of 0% to 150% of this target amount.

Further, in the case of our CEO, 100% of his target bonus opportunity would be based on the Company’s revenue and non-GAAP EPS for the fiscal year. In the case of our other executive officers, 80% of their target bonus opportunities would be based on the Company’s revenue and non-GAAP EPS for the fiscal year and 20% would be based on their individual performance.

For purposes of the 2014 STI Plan, achievement of the threshold performance level for a performance measure would yield a 50% payment with respect to that measure, achievement of the target performance level would yield a 100% payment with respect to that measure, and achievement of the maximum performance level (or any greater amount) for a performance measure would yield a 150% payment with respect to that measure. The payment level for actual performance achievement between the threshold, target, and maximum performance levels would be determined on an interpolated basis.

With respect to individual performance, at the beginning of fiscal 2013 our CEO developed and approved goals for each executive officer in consultation with the executive officer. These goals related to one or more of our specific product lines, ongoing engineering projects, and/or Company-wide functional areas (such as operations and legal) and required the executive officer to achieve one or more quantitative and/or qualitative objectives (involving such activities as development, marketing, and sales) that advanced the product line or project or represented a significant accomplishment for that functional area. The actual performance of each executive officer was determined by our CEO and was measured through his assessment of each executive officer’s progress in completing his or her individual goals, taking into account goal attainment, level of performance in each position, and the position's relative impact on our operating results. Based on these measurements, our CEO recommended that the individual performance rating for each of the Named Executive Officers be set at 100.0% (using a scale of 0.0% to 150.0%) and the Compensation Committee approved these recommendations.

For purposes of the 2014 STI Plan, any bonus earned would be paid in the form of fully-vested shares of our common stock, which were to be granted on May 15, 2014, with the number of shares to be granted calculated by dividing the cash value of each earned bonus by the closing market price of our common stock on May 14, 2014 (which was $8.55 per share).

Following the completion of fiscal 2014, the Compensation Committee determined that we had exceeded the target performance level for revenue and the maximum performance level for non-GAAP EPS. Accordingly, the Compensation Committee determined that we had achieved 140.4% of the two corporate performance measures under the 2014 STI Plan.

After the completion of fiscal 2014, the Compensation Committee determined that individual bonuses for the Named Executive Officers under the 2014 STI Plan would be as follows:

Named Executive Officer	Actual Fiscal 2014 Base Salary ($)	Target Bonus Opportunity (as a percentage of base salary)	Corporate Performance Measures Achievement (100% of award for CEO; 80% for other NEOs)	Individual Performance Measures Achievement (20% for other NEOs)	Short-Term Incentive Award ($)	Short-Term Incentive Award (#)
Dr. Gopi	$600,000	50%	140.4%	—	$421,200	49,264
Mr. Ahrens (1)	$137,846	30%	140.4%	100%	$54,719	6,400
Mr. Caraccio	$312,462	30%	140.4%	100%	$124,035	14,508
Mr. Major	$292,962	30%	140.4%	100%	$116,294	13,602
Mr. Natarajan	$268,835	30%	140.4%	100%	$106,599	12,468
Mr. Berardi	$265,000	30%	140.4%	100%	$105,194	12,304

(1)	Mr. Ahrens’ short-term incentive award was pro-rated for his partial year of service during fiscal 2014.

Because we do not currently have a cash bonus program, we expect that certain executives will sell shares from time to time. For example, during fiscal 2014, Messrs. Caraccio and Major established 1934 Act Rule 10b5-1 trading plans to preauthorize same-day sales of the shares of our common stock received pursuant to their short-term incentive awards under the 2014 STI Plan. Similarly, we expect to see Rule 10b5-1 program sales to provide liquidity to cover tax liabilities.

Long-Term Incentive Compensation

Our long-term incentive compensation currently consists of equity awards in the form of restricted stock unit (“RSU”) awards to ensure that our executive officers, including the Named Executive Officers, have a continuing stake in our long-term success. The Compensation Committee believes that RSU awards best meet our overall goals of alignment with long-term performance and stockholder value creation, and retention of our key executive officers.

In determining the size of the long-term incentive compensation awards for our executive officers, the Compensation Committee considers our performance against our long-term strategic plan, each individual executive officer’s performance against his or her performance objectives, competitive market data concerning comparative share ownership levels, the extent to which the shares of our common stock subject to previously-granted equity awards are vested, and the recommendations of our CEO.

For fiscal 2014, the Compensation Committee decided to grant long-term incentive compensation to our executive officers, including the Named Executive Officers, in the form of time-based RSU awards for shares of our common stock and performance-based RSU awards for shares of our common stock. The time-based RSU award vests in 16 equal installments on a quarterly basis over a four-year period.

The performance-based RSU awards (“MSUs”) vest based on our relative total stockholder return ("TSR") as measured against the SPDR S&P Semiconductor Index, with half of the shares subject to being earned at the end of the two-year performance period from the date of grant and the remaining shares to be earned at the end of a three-year performance period from the date of grant, subject to the following earn-out schedule:

▪	The target number of shares subject to these awards will be earned if our TSR equals that of the Index over the related performance period.

▪
Payouts are scaled such that below-target performance will result in a reduction in the number of shares of common stock earned using a three-to-one ratio, while above-target performance will result in an increase in the number of shares earned using a two-to-one ratio (subject to a cap of 150% of the target number of shares subject to the awards if our TSR is equal to or greater than twice that of the Index).

▪
In the event that our TSR is negative for either one of the two performance periods, the maximum payout for such performance period will be equal to the target number of shares of our common stock available to be earned for that performance period, even if our TSR is greater than that of the SPDR S&P Semiconductor Index over this period.

The RSUs granted to the Named Executive Officers by the Compensation Committee on May 15, 2013 were as follows:

Named Executive Officer	Time-Based RSU Award (#)	Time-Based RSU Award (grant date fair value)	Performance-Based RSU Award (#)	Performance-Based RSU Award (grant date fair value)
Dr. Gopi	74,000	$569,060	111,000	$512,265
Mr. Caraccio	12,000	$92,280	18,000	$83,070
Mr. Major	12,000	$92,280	18,000	$83,070
Mr. Natarajan	12,000	$92,280	18,000	$83,070
Mr. Berardi	12,000	$92,280	18,000	$83,070
Mr. Gargus	21,000	$161,490	31,500	$145,373

Special Equity Awards for Dr. Gopi

Given the link between our key commercialization milestones and TSR as described above, in October 2013, the Compensation Committee granted our CEO a series of equity awards, which were received in November 2013 and of which the majority were at risk, as follows:

▪
An award of 200,000 fully-vested shares of our common stock. This award was granted in recognition of our over-achievement of the fiscal 2014 earnings per share (“EPS”) target set forth in our fiscal 2014 annual operating plan as established by our Board of Directors at the beginning of the fiscal year. In particular, our Board of Directors noted that, since we had exceeded the EPS target for the year at the end of the second fiscal quarter of the year, it was appropriate for these shares to be immediately vested.

▪
A performance-based RSU award for 200,000 shares of our common stock, with half of these shares to vest (if at all) upon completion of pre-established performance goals relating to the commercialization of our X-Gene™ product line (the “X-Gene Milestone”) which involved the marketing and delivery of the products, and the remaining shares to vest in equal quarterly installments over six fiscal quarters commencing following completion of the X-Gene Milestone.

▪
A performance-based RSU award for 100,000 shares of our common stock, with half of these shares to vest (if at all) upon completion of pre-established performance goals relating to the commercialization of our X-Weave™ product line (the “X-Weave Milestone”) which involved the marketing and delivery of the products, and the remaining shares to vest in equal quarterly installments over six fiscal quarters commencing following completion of the X-Weave Milestone.

Equity Awards for Mr. Ahrens

On November 15, 2013, in connection with his appointment as our Vice President, Chief Financial Officer, and Chief Accounting Officer, the Compensation Committee granted Mr. Ahrens a "new hire" time-based RSU award for 100,000 shares of our common stock and a performance-based RSU award for 150,000 shares of our common stock. The time-based RSU award vests in 16 equal installments on a quarterly basis over a four-year period, with a vesting commencement date of November 15, 2013. The performance-based RSU award utilizes the same terms and conditions as the MSU performance awards granted to other executives in May 2013; however, our stock and the SPDR prices are shifted out six months from May to November. The amount of these awards was determined by our Board of Directors in arms-length negotiations with Mr.

Ahrens after considering the recommendation of our CEO and an analysis of competitive market data drawn from the compensation peer group.

Special Equity Awards for Messrs. Caraccio and Major

On March 11, 2014, the Compensation Committee granted Messrs. Caraccio and Major RSU awards for 50,000 shares of our common stock. These awards vest in 16 equal installments on a quarterly basis over a four-year period, with a vesting commencement date of May 15, 2014. The Compensation Committee decided to make these awards following a review of an executive compensation market analysis prepared by Compensia which, among other things, indicated that the unvested equity holdings of Messrs. Caraccio and Major, expressed as a multiple of base salary, were low and, consequently, created a potential retention risk.

Special Equity Awards for Mr. Natarajan

On August 15, 2013, in recognition of his assumption of increased responsibilities as our Interim Chief Financial Officer, the Compensation Committee granted Mr. Natarajan an RSU award for 50,000 shares of our common stock. This award vests in 16 equal installments on a quarterly basis over a four-year period, with a vesting commencement date of November 15, 2013. The purpose of the grant was to recognize Mr. Natarajan’s increased service to the Company as Interim CFO.

On November 15, 2013, following the commencement of employment of Mr. Ahrens as our Vice President, Chief Financial Officer, and Chief Accounting Officer, the Compensation Committee granted Mr. Natarajan an additional RSU award for 20,000 shares of our common stock, with similar time-based vesting requirements, intended to incent his continuing employment with us.

Special Equity Award for Mr. Gargus

The Company and Mr. Gargus entered into an advisory agreement dated June 24, 2013, which provided that Mr. Gargus would serve as a financial, accounting and regulatory compliance consultant for a one-year term. In consideration of Mr. Gargus’ advisory services, the Company agreed to the continued quarterly vesting, during the term of the agreement, of the time-based restricted stock unit awards then held by Mr. Gargus in accordance with the current equity award agreements and governing plan documents, subject to Mr. Gargus’ continued performance under the agreement and provided that it is not terminated by either Mr. Gargus or the Company prior to any applicable vesting date. The Company also granted Mr. Gargus an additional 5,000 restricted stock units, which vested on June 24, 2014.

Welfare and Other Employee Benefits

We provide welfare and health benefits to our executive officers on the same basis as all of our fulltime employees. These benefits include health, dental, and vision benefits, health and dependent care flexible spending accounts, shortterm and longterm disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. In addition, we provide the following benefits to our executive officers:

▪	Executive Medical Reimbursement Plan - reimbursement of qualified medical expenses of up to $100,000 per year with a limit of $10,000 per occurrence;

▪
Supplemental Disability Insurance - additional coverage in the event of a disability to supplement their compensation up to the 60% level (without regard to the $10,000 per month cap applicable to other employees);

▪	Business Travel Accident Insurance - eligibility for a benefit of up to $1 million (rather than the $500,000 cap applicable to other employees);

▪
Retiree Medical Benefits - upon retirement after age 40 and a minimum of four years of service, continued health and dental benefits until age 65 for the executive officer and eligible family members, with aftertax premiums to be paid by the former executive officer; and

▪	Executive Severance Benefit Plan - see below on page 44.

Non-qualified Deferred Compensation Plan

Our executive officers may defer up to 85% of their base salary and 100% of their cash incentive compensation annually pursuant to our non-qualified deferred compensation plan. We do not contribute to the plan. For a summary of the material terms and conditions of our non-qualified deferred compensation plan, see the “Non-qualified Deferred Compensation in Fiscal 2014" table below.

Perquisites and Other Personal Benefits

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. From time to time, however, our Board of Directors may provide our executive officers with certain personal benefits in amounts that it believes to be reasonable. Currently, we provide our executive officers with an annual comprehensive medical evaluation by a medical provider of their choice. We believe that this benefit is useful in attracting, motivating, and retaining the executive talent for which we compete. We also believe that this benefit assists our executive officers in performing their duties and provides certain time efficiencies for them.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Voluntary Salary Reduction

On March 1, 2014, Dr. Gopi was enrolled in a one-year medical services contract in the amount of $25,000, after his personal physician affiliated exclusively with the related medical provider group. In February 2014, the Compensation Committee approved the Company’s payment of this amount on Dr. Gopi’s behalf by reducing his annual base salary in an amount sufficient to fund the full contractual commitment. Specifically, Dr. Gopi's annual base salary was reduced from $600,000 to $570,454 for the period running from April 21, 2014 through February 26, 2015.

Employment Agreements

We have entered into employment offer letters with each of the Named Executive Officers. Each of these arrangements provides for “at will” employment and sets forth the initial terms and conditions of employment of each executive officer, including base salary, target annual bonus opportunity, standard employee benefit plan participation, and a recommendation for an initial equity award. These offers of employment were each subject to execution of a standard proprietary information and invention assignment agreement and proof of identity and work eligibility in the United States. In addition, most of our executive officers, including all of the Named Executive Officers, have entered into standard indemnification agreements with the Company.

Each of these executive officer arrangements was approved on our behalf by the Compensation Committee. We believe that these arrangements were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization. In filling our executive positions, the Compensation Committee was aware that, in some situations, it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a unique market niche. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, the Compensation Committee was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

Post-Employment Compensation

Under the Executive Severance Benefit Plan (the “Severance Plan”), certain of our executive officers are eligible to receive specified payments and benefits upon a qualifying termination of employment, and additional payments and benefits if the qualifying termination of employment occurs within 12 months following a change in control of the Company. The Severance Plan is intended to:

▪	provide fair and consistent treatment to our executive officers at the level of Vice President and above who are subject to an involuntary termination of employment without “cause”;

▪	establish a meaningful financial incentive for these executive officers to work diligently through and beyond a proposed transaction that may involve a change in control of the Company; and

▪	enhance the competitiveness of our executive compensation program for purposes of attracting, motivating, and retaining these executive officers.

For a summary of the material terms of the Severance Plan, see “Potential Payments upon Termination or Change-in-Control" below.

Other Compensation Policies

Granting of Equity Awards

The authority to grant equity awards to any employee resides with our Board of Directors, which has delegated such authority to the Compensation Committee. Generally, the performance-based RSU awards granted to our executive officers vest over a period of at least one year, and the time-based RSU awards granted to our executive officers vest over a period of at least three years.

In the case of newly hired and newly promoted executive officers, stock options are granted on the second trading day following the date we publicly release our quarterly earnings following the date of hire, promotion, or appointment. In the case of existing executive officers, annual (“refresh”) stock options are granted on the second trading day following the date we publicly release our quarterly earnings for the fourth fiscal quarter of the fiscal year. Stock options are granted with exercise prices that are not less than the fair market value of our common stock, as determined by the closing market price of our common stock on the date of grant.

At its February 2014 meeting, the Compensation Committee adopted a policy of monthly grants. Previously, RSU awards were granted only on February 15th, May 15th, August 15th, and November 15th (or, in the event that such date falls on a nonbusiness day, the first business date following such date) of each fiscal year.

Previously, we did not grant stock options or RSU awards to our executive officers during a “closed window period” (that is, during a period during which the trading of our common stock by our executive officers and directors is not permitted under our Insider Trading Policy). When the Compensation Committee elected monthly grants, it also decided that our executive officers would be eligible for grants of full value shares during the closed window period. However, we anticipate that in the future stock options will only be granted during open windows.

Typically, the open window closes on the first day of the last month of each fiscal quarter and remains closed until the second trading day following the date we publicly release our quarterly earnings. However, this period may also be closed at certain other times during the fiscal year as we determine.

Stock Ownership Guidelines

Under our stock ownership policy, our executive officers are required to own a specified amount of our common stock. Our CEO is required to hold shares of our common stock having a market value equal to at least twice his annual base salary. Each of our other executive officers is required to hold shares of our common stock having a market value at least equal to their annual base salary. For executive officers who were employed at the time the policy was adopted in 2010, there is a multiyear “phase-in” period, with an executive officer expected to satisfy 75% of his or her ownership target by the end of fiscal 2014, and 100% of his or her applicable target by the end of fiscal 2015. Executive officers who commenced their employment after the policy was adopted have two years to reach 50%, three years to reach 75%, and four years to reach 100% of their respective target ownership levels.

As of March 31, 2014, the stock ownership levels of our executive officers were as follows:

Named Executive Officer(1)	Target Ownership Percentage	Actual Ownership Level (as a percentage of base salary)
Dr. Gopi	150%	962%
Mr. Ahrens	—	—
Mr. Caraccio	75%	528%
Mr. Major	75%	265%

(1) Excludes Messrs. Natarajan, Berardi and Gargus, who were not executive officers as of March 31, 2014.

Compensation Recovery Policy

The Compensation Committee may seek, as appropriate and to the extent permitted by governing law, to recover any cash or equitybased incentive compensation paid to an executive officer in the event that the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a financial restatement. We intend to review this policy during fiscal 2015, and update it as necessary or appropriate, after the SEC adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Hedging Policy

Under our Insider Trading Policy, our employees, including our executive officers, and members of our Board of Directors are prohibited from purchasing any type of hedging instrument (such as a “collar,” “equity swap,” or “straddle”) related to our securities without the express written consent of our Board of Directors.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) disallows a publicly traded corporation a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to its chief executive officer and each of its three other most highly compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

The Compensation Committee, when reasonably practicable, seeks to qualify the compensation paid to our executive officers for the "performance-based compensation" exemption from the deductibility limit. As such, in approving the amount and form of compensation for our executive officers, the Compensation Committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m). The Compensation Committee may, in its judgment, authorize compensation that does not comply with an exemption from the deductibility limit or that is otherwise not deductible for federal income tax purposes when it believes that such compensation is appropriate to attract and retain executive talent.

Accounting for Share-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC 718”) for our share-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including, without limitation, stock options and RSU awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based payment awards in their income statements over the period that an employee is required to render service in exchange for the award.

Compensation-Related Risk

Our Board of Directors is responsible for the oversight of our risk profile, including compensation-related risks. Our Board of Directors monitors our compensation policies and practices as applied to our employees to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking, and that the level of risk that they encourage is not reasonably likely to have a material adverse effect on us.

Summary Compensation Table
The following table provides certain information concerning the compensation earned by each of the following individuals (the “Named Executive Officers”): our President and Chief Executive Officer, our Vice President and Chief Financial and Accounting Officer, our former Chief Financial Officer and former interim Chief Financial Officer, and our three other most highly compensated executive officers as of March 31, 2014.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards(2) ($)	Stock Awards (1) ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Paramesh Gopi, Ph.D.	2014	600,000	—	—	6,566,325	(10)	—	9,734	(2)	7,176,059
President and Chief Executive officer	2013	600,000	—	—	—		—	14,578		614,578
	2012	516,538	—	—	14,454,200	(8)	—	2,611		14,973,349
Douglas T. Ahrens	2014	137,846	—	—	2,019,200	(10)	—	—		2,157,046
Vice President and Chief Financial and Accounting Officer

L. William Caraccio	2014	312,462	—	—	708,350	(10)	—	13,995	(3)	1,034,807
Vice President, General Counsel and Secretary	2013	290,000	—	—	—		—	8,205		298,205
	2012	288,462	—	—	2,018,000	(8)	—	8,012		2,314,474
Michael Major	2014	292,962	—	—	708,350	(10)	—	11,774	(4)	1,013,086
Vice President, Corporate Marketing and Human Resources										—
										—
Shiva Natarajan	2014	268,835	100,000	—	993,250	(10)	—	6,214	(5)	1,368,299
Former Interim Chief Financial Officer,Vice President and Corporate Controller	2013	243,769	—	—	430,740	(9)	—	6,894		681,403
										—
Hector Berardi	2014	265,000	—	—	175,350	(10)	—	11,440	(6)	451,790
Former Vice President, Operations	2013	265,000	—	—	—		—	10,924		275,924
	2012	264,423	—	—	1,275,300	(8)	—	13,426		1,553,149
Robert G. Gargus	2014	89,515	—	—	356,363	(10)	—	331,100	(7)	776,978
Former Senior Vice President and Chief Financial Officer	2013	320,000	—	—	—		—	5,963		325,963
	2012	320,000	—	—	2,992,800	(8)	—	9,501		3,322,301

(1)
The amounts shown represent the grant date fair value of awards granted in the applicable fiscal year in accordance with ASC Topic 718-10. For more information regarding the assumptions used in determining the grant date fair value of awards, see “Stock-Based Compensation” under note 1 to our consolidated financial statements included in our fiscal 2014 Annual Report on Form 10-K.

(2)	Consists of disability insurance premiums of $940 and executive medical reimbursements of $8,794.

(3)	Consists of disability insurance premiums of $1,238 and executive medical reimbursements of $12,757.

(4)	Consists of disability insurance premiums of $928 and executive medical reimbursements of $10,846.

(5)	Consists of disability insurance premiums of $427 and executive medical reimbursements of $5,787.

(6)	Consists of disability insurance premiums of $701 and executive medical reimbursements of $10,789.

(7)	Consists of disability insurance premiums of $2,001, executive medical reimbursements of $8,099, legal fee reimbursement of $1,000 and severance pay of $320,000.

(8)
Consists of “pay for performance” RSU awards of which the following awards expired unvested in May 2014 due to non-achievement of performance conditions: Dr. Gopi forfeited $7,721,600; Mr. Caraccio forfeited $812,800; Mr. Berardi forfeited $914,400; and Mr. Gargus forfeited $1,828,800.

(9)	The amount shown includes “pay for performance" RSU awards of $136,500.

(10)	The amount shown includes performance-based RSU awards: Dr. Gopi, $3,803,265; Mr. Ahrens, $922,200, Messrs. Caraccio, Major, Natarajan and Berardi, $83,070 each; and Mr. Gargus, $145,373.

Fiscal 2014 Grants of Plan-Based Awards Table
The following table provides information as to the number of shares of our common stock subject to the plan-based awards granted to the Named Executive Officers during the fiscal year ended March 31, 2014 and reported in the Summary Compensation Table above:

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards; Number of Securities Underlying Options (#)	All Other Restricted Stock Awards; Number of Securities Underlying RSUs (#)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(3) ($)
		Threshold (#)	Maximum (#)
Paramesh Gopi, Ph.D.	5/15/2013	—	—		—	74,000	(2)	—	569,060
	5/15/2013	—	111,000	(1)	—	—		—	512,265
	11/15/2013	—	—		—	200,000	(4)	—	2,194,000
	11/15/2013	—	300,000	(5)	—	—		—	3,291,000
Douglas T. Ahrens	11/15/2013	—	—		—	100,000	(2)	—	1,097,000
	11/15/2013	—	150,000	(1)	—	—		—	922,200
L. William Caraccio	5/15/2013	—	—		—	12,000	(2)	—	92,280
	5/15/2013	—	18,000	(1)	—	—		—	83,070
	3/11/2014	—	—		—	50,000	(2)	—	533,000
Michael Major	5/15/2013	—	—		—	12,000	(2)	—	92,280
	5/15/2013	—	18,000	(1)	—	—		—	83,070
	3/11/2014	—	—		—	50,000	(2)	—	533,000
		—	—		—	—		—
Shiva Natarajan	5/15/2013	—	—		—	12,000	(2)	—	92,280
	5/15/2013	—	18,000	(1)	—	—		—	83,070
	8/15/2013	—	—		—	50,000	(2)	—	598,500
	11/15/2013	—	—		—	20,000	(2)	—	219,400
Hector Berardi	5/15/2013	—	—		—	12,000	(2)	—	92,280
	5/15/2013	—	18,000	(1)	—	—		—	83,070
Robert G. Gargus	5/15/2013	—	—		—	21,000	(2)	—	161,490
	5/15/2013	—	31,500	(1)	—	—		—	145,373
	6/24/2013	—	—		—	5,000	(2)	—	49,500

(1)	The amounts shown represent the maximum payouts of market-based RSU awards which will vest based on our stock performance.

(2)	The amounts shown consists of time-based RSU awards which vest in equal quarterly installments over four years following the date of grant.

(3)
The amounts shown represent the full grant date fair value of each stock option and RSU award reported in this column, as calculated under ASC Topic 718-10. We use the Black-Scholes pricing model to calculate stock-based compensation expense under ASC Topic 718-10. For more information regarding the assumptions used in determining compensation expense under ASC Topic 718-10, see “Stock-Based Compensation” under note 1 to our consolidated financial statements included in our fiscal 2014 annual report on Form 10-K.

(4)	The amount shown represents stock awards which were fully vested on the date of grant.

(5)
The amount shown represents a performance-based RSU award. 100,000 shares will vest upon completion of a specified performance goal relating to the commercialization of the Company’s X-Gene™ product line; 100,000 shares will commence vesting in equal quarterly installments over six quarters following completion of the X-Gene milestone; 50,000 shares will vest upon completion of a specified performance goal relating to the commercialization of the Company’s X-Weave™ product line; and 50,000 shares will commence vesting in equal quarterly installments over six quarters following completion of the X-Weave milestone.

Fiscal 2014 Outstanding Equity Awards at Fiscal Year-End Table
The following table provides information regarding the number of shares of our common stock subject to outstanding equity awards held by the Named Executive Officers as of March 31, 2014 (whether such awards were granted in fiscal 2014 or in a prior fiscal year):

Name	Grant Date	OPTION AWARDS(1)						STOCK AWARDS(1)
		Number of Securities Underlying Unexercised Options — Exercisable (#)	Number of Securities Underlying Unexercised Options — Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Paramesh Gopi, Ph.D.	8/1/2008	650,000	—	—		7.67	8/1/2016	—	—	—		—
	5/4/2009	—	—	75,000		7.12	5/4/2017	—	—	—		—
	5/4/2009	260,000	—	—	(2)	7.12	5/4/2017	—	—	—		—
	5/3/2010	115,000	5,000	—		11.86	5/3/2018	—	—	—		—
	5/17/2010	—	—	—		—	—	2,500	24,750	—		—
	5/16/2011	—	—	—		—	—	—	—	760,000	(3)	7,524,000
	5/15/2013	—	—	—		—	—	60,125	595,238	—		—
	5/15/2013	—	—	—		—	—	—	—	111,000	(4)	1,098,900
	11/15/2013	—	—	—		—	—	—	—	300,000	(5)	2,970,000
Douglas T. Ahrens	11/15/2013	—	—	—		—	—	100,000	990,000	—		—
	11/15/2013	—	—	—		—	—	—	—	150,000	(4)	1,485,000
L. William Caraccio	8/2/2010	112,500	7,500	—		12.25	8/2/2018	—	—	—		—
	8/16/2010	—	—	—		—	—	7,125	70,538	—		—
	5/16/2011	—	—	—		—	—	—	—	80,000	(3)	792,000
	5/15/2013	—	—	—		—	—	9,750	96,525	—		—
	5/15/2013	—	—	—		—	—	—	—	18,000	(4)	178,200
	3/11/2014	—	—	—		—	—	50,000	495,000	—		—
Michael Major	2/6/2006	56,250	—	—		14.04	2/6/2016	—	—	—		—
	10/29/2007	8,170	—	—		12.84	10/29/2015	—	—	—		—
	1/25/2008	15,000	—	—		8.08	1/25/2016	—	—	—		—
	5/5/2008	77,000	—	—		8.31	5/5/2016	—	—	—		—
	5/3/2010	26,450	1,150	—		11.86	5/3/2018	—	—	—		—
	5/17/2010	—	—	—		—	—	575	5,693	—		—
	5/16/2011	—	—	—		—	—	—	—	60,000	(3)	594,000
	5/15/2013	—	—	—		—	—	—	—	18,000	(4)	178,200
	5/15/2013	—	—	—		—	—	9,750	96,525	—		—
	3/11/2014	—	—	—		—	—	50,000	495,000	—		—

Name	Grant Date	OPTION AWARDS(1)					STOCK AWARDS(1)
		Number of Securities Underlying Unexercised Options — Exercisable (#)	Number of Securities Underlying Unexercised Options — Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Shiva Natarajan	2/1/2007	20,000	—	—	13.36	2/1/2017	—	—	—		—
	10/29/2007	8,170	—	—	12.84	10/29/2015	—	—	—		—
	10/29/2007	24,225	—	—	12.84	10/29/2015	—	—	—		—
	5/3/2010	14,950	650	—	11.86	5/3/2018	—	—	—		—
	5/17/2010	—	—	—	—	—	325	3,218	—		—
	5/16/2011	—	—	—	—	—	—	—	60,000	(3)	594,000
	11/15/2012	—	—	—	—	—	33,000	326,700	—		—
	5/15/2013	—	—	—	—	—	—	—	18,000	(4)	178,200
	5/15/2013	—	—	—	—	—	9,750	96,525	—		—
	8/15/2013	—	—	—	—	—	43,750	433,125	—		—
	11/15/2013	—	—	—	—	—	18,750	185,625	—		—
Hector Berardi	5/3/2010	17,250	750	—	11.86	5/3/2018	—	—	—		—
	5/17/2010	—	—	—	—	—	375	3,713	—		—
	5/16/2011	—	—	—	—	—	—	—	90,000	(3)	891,000
	5/15/2013	—	—	—	—	—	—	—	18,000	(4)	178,200
	5/15/2013	—	—	—	—	—	9,750	96,525	—		—
Robert G. Gargus	4/28/2006	14,687	—	—	14.68	4/28/2016	—	—	—		—
	4/28/2006	29,375	—	—	14.68	4/28/2016	—	—	—		—
	4/28/2006	14,687	—	—	16.15	4/28/2016	—	—	—		—
	5/26/2006	18,750	—	—	14.68	5/26/2016	—	—	—		—
	5/26/2006	18,750	—	—	16.15	5/26/2016	—	—	—		—
	5/15/2013	—	—	—	—	—	11,813	116,949	—		—
	6/24/2014	—		—	—	—	5,000	49,500	—		—

(1)
Unless otherwise indicated, the stock options vest in equal monthly installments over four years following the date of grant, and RSUs vest in equal quarterly installments over four years following the date of grant.

(2)
Represents a stock option granted under the 1992 Plan with an eight year term. Vesting is subject to the Extraordinary Accomplishment vesting matrix, as described in the proxy Statement for fiscal 2010.

(3)
Represents a three-year performance-based RSU grant. Vesting for these grants was subject to (i) the Company’s performance as measured by earnings before interest, taxes, depreciation and amortization and (ii) individual performance as measured by the accomplishment of goals and objectives. These grants expired unvested in May 2014 due to non-achievement of performance conditions.

(4)	Represents represents the maximum payouts of market-based RSU awards which will vest based on our stock performance.

(5)
Represents a performance-based RSU award. 100,000 shares will vest upon completion of a specified performance goal relating to the commercialization of the Company’s X-Gene™ product line; 100,000 shares will commence vesting in equal quarterly installments over six quarters following completion of the X-Gene milestone; 50,000 shares will vest upon completion of a specified performance goal relating to the commercialization of the Company’s X-Weave™ product line; and 50,000 shares will commence vesting in equal quarterly installments over six quarters following completion of the X-Weave milestone.

Fiscal 2014 Option Exercises and Stock Vested Table
The following table provides information regarding shares of our common stock acquired by the Named Executive Officers pursuant to exercises of stock options or the vesting of RSU awards during the fiscal year ended March 31, 2014:

	Option Awards		RSU Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Paramesh Gopi, Ph.D.	—	—	848,027	8,334,306
Douglas T. Ahrens	—	—	—	—
L. William Caraccio	204,074	261,494	66,162	539,607
Michael Major	—	—	68,074	569,070
Shiva Natarajan	—	—	27,114	222,512
Hector Berardi	41,927	64,050	18,255	152,272
Robert G. Gargus	18,437	70,019	55,971	496,908

(1)	The value realized on exercise is calculated by multiplying the number of shares exercised by the spread of the market price of our common stock at exercise and the exercise price.

(2)	The value realized on vesting is calculated by multiplying the market price of our common stock at vesting by the number of shares acquired upon vesting.
Realized Compensation in Fiscal 2014
The following table provides, for the fiscal year ended March 31, 2014, information with respect to total realized compensation, the basis on which executive compensation was designed for fiscal 2014.

Name	Fiscal Year	Salary ($)	Bonus ($)	Stock Acquired on Vesting ($)	All Other Compensation ($)	Total ($)
Paramesh Gopi, Ph.D.	2014	600,000	—	8,334,306	9,734	8,944,040
Douglas T. Ahrens	2014	137,846	—	—	—	137,846
L. William Caraccio	2014	312,462	—	569,070	13,995	895,527
Michael Major	2014	292,962	—	222,512	11,774	527,248
Shiva Natarajan	2014	268,538	100,000	496,908	6,214	871,660
Hector Berardi	2014	265,000	—	152,272	11,440	428,712
Robert G. Gargus	2014	89,515	—	539,607	330,100	959,222

Non-qualified Deferred Compensation in Fiscal 2014
The following table provides, for the fiscal year ended March 31, 2014, information with respect to our non-qualified deferred compensation plan as it relates to the Named Executive Officers:

Name	Executive Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Balance at Last FYE(6) ($)
Paramesh Gopi, Ph.D.	—	57,809	332,472	(3)
Douglas T. Ahrens	—	—	—
L. William Caraccio	—	—	—
Michael Major	—	—	—
Shiva Natarajan	—	5,715	33,841	(4)
Hector Berardi	—	—	—
Robert G. Gargus	312,480	63,922	515,202	(5)

(1)	Amounts shown are reported in their entirety in the Summary Compensation Table.

(2)	Amounts shown are not reported in the Summary Compensation Table as they do not consist of above-market or preferential earnings.

(3)	$139,512 of this amount was reported in the Summary Compensation Table for previous years.

(4)	$8,863 of this amount was reported in the Summary Compensation Table for previous years.

(5)	$139,166 of this amount was reported in the Summary Compensation Table for previous years.

(6)	Messrs. Ahrens, Caraccio, Major and Berardi did not defer compensation under this plan in fiscal year 2014 and do not have an outstanding balance under the plan.
We permit select employees to defer up to 85% of their base salary and up to 100% of cash incentive compensation (if any) otherwise payable each year under a non-qualified deferred compensation plan. We do not currently offer any cash incentive compensation to our employees. We do not match or otherwise augment the deferral amounts, which are carried as a liability on our financial statements. Each participant has a bookkeeping account in the plan. The deferred amount plus earnings is the benefit to which an employee is entitled upon termination of employment by reason of death, disability, change in control, retirement or other termination. Employees may also receive a distribution upon a showing of financial hardship. However, there were no withdrawals or distributions during the fiscal year ended March 31, 2014. Payments to key employees may not be made sooner than six months after termination except on account of death or disability. Contributions to the non-qualified deferred compensation plan were frozen, effective July 14, 2009 due to low levels of participation. The plan was reactivated on January 1, 2011.
Potential Payments Upon Termination or Change-in-Control
On September 19, 2007, the Compensation Committee adopted the Executive Severance Benefit Plan (the “Severance Plan”). The Severance Plan provides for the payment of severance benefits to certain eligible executives in the event they are subject to an involuntary termination without cause (a “covered termination”) and additional benefits if such covered terminations occur within one month prior to or eleven months following a change in control of the Company (a “change-in-control termination”). The Severance Plan provides the following benefits to participants:

•	cash severance benefits;

•	health severance benefits;

•	option vesting acceleration benefits;

•	an option exercise period extension; and

•	RSU vesting acceleration benefit.
The following summarizes the benefits payable under the Severance Plan to eligible executives, as modified in certain cases by the individual executive’s offer letter or other employment agreement with the Company.

Cash Severance Benefits
In the case of a covered termination that does not qualify as a change-in-control termination, the Chief Executive Officer will receive a lump sum payment equal to 18 months of base salary, the General Counsel will receive a lump sum payment equal to 12 months of base salary, the Chief Financial Officer will receive a lump sum payment equal to six months of base salary, and other eligible executives will receive a lump sum payment equal to two months per completed year of service, up to a maximum of six months of base salary. In the case of a change-in-control termination, the Chief Executive Officer will receive a lump sum payment equal to 24 months of base salary, the General Counsel will receive a lump sum payment equal to 18 months of base salary, and other eligible executives will receive a lump sum payment equal to 12 months of base salary. The Company does not currently provide its eligible executives with a cash bonus plan.
Health Severance Benefits
Eligible executives will continue to receive medical, dental and vision plan coverage for a specified period following covered terminations. In the case of a covered termination that does not qualify as a change-in-control termination, executives will receive continued health severance benefits for the following periods: for the Chief Executive Officer, 18 months; for the General Counsel, 12 months; and for other eligible executives, two months per completed year of service, up to a maximum of six months. In the case of a change-in-control termination, executives will receive continued health severance benefits for the following periods: for the Chief Executive Officer, 24 months; for the General Counsel, 12 months; and for other eligible executives, six months. These benefits cease after the eligible executive obtains coverage through a subsequent employer’s insurance plans.
Option Vesting Acceleration Benefits
In the case of a covered termination that is not a change-in-control termination, the next 24 monthly time-based vesting installments of the Chief Executive Officer’s options will vest and the next 12 monthly time-based vesting installments of the General Counsel’s options will vest. In the case of a change-in-control termination, the remainder of all vesting installments, whether time-based or performance-based, of all eligible executives’ options will vest.

Option Exercise Period Extension
In the case of a covered termination that is not a change-in-control termination or in the case of a change-in-control termination, the Chief Executive Officer will have 24 months to exercise his vested stock options and the General Counsel will have 15 months to exercise his vested stock options. In the case of a change-in-control termination, other eligible executives will have 12 months to exercise their vested stock options.
RSU Vesting Acceleration Benefit
In the case of a covered termination that is not a change-in-control termination, the Chief Executive Officer will vest the next eight quarterly time-based vesting installments of his RSUs and the General Counsel will vest the next four quarterly time-based vesting installments of his RSUs, and the Chief Financial Officer will vest in an additional two quarterly time-based vesting installments of his initial RSU grants. In the case of a change-in-control termination, all eligible executives will vest the remainder of all vesting installments of their RSUs, whether time-based or performance-based.
Severance and Change-In-Control Benefits Table
The following tables summarize the potential severance and change-in-control payments payable to the Named Executive Officers who remained in our employ as of March 31, 2014, assuming their employment was terminated under the circumstances described above as of that date:

Severance Benefits Not in Connection with a Change-in-Control Termination

Executive	Base Salary Component(1) ($)	Bonus Component ($)	Value of Employee Benefits(2) ($)	Value of Accelerated Vesting(3) ($)	Total Potential Value ($)
Paramesh Gopi, Ph.D.	900,000	—	38,665	391,050	1,329,715
Douglas Ahrens	160,000	—	—	321,750	481,750
L. William Caraccio	325,000	—	23,605	215,068	563,673
Michael Major	153,500	—	9,347	—	162,847
Shiva Natarajan	137,500	—	12,888	—	150,388
Hector Berardi	132,500	—	10,513	—	143,013
Severance Benefits in Connection with a Change-in-Control Termination

Executive	Base Salary Component(1) ($)	Bonus Component ($)	Value of Employee Benefits(2) ($)	Value of Accelerated Vesting(3) ($)	Total Potential Value ($)
Paramesh Gopi, Ph.D.	1,200,000	—	51,554	4,688,888	5,940,442
Douglas Ahrens	320,000	—	12,888	2,475,000	2,807,888
L. William Caraccio	487,500	—	23,605	840,263	1,351,368
Michael Major	307,000	—	9,347	775,418	1,091,765
Shiva Natarajan	275,000	—	12,888	1,223,393	1,511,281
Hector Berardi	265,000	—	10,513	278,438	553,951

(1)	The amount shown is based on salary effective March 31, 2014.

(2)	The amount shown is based on COBRA premium rates at most recent plan elections and family coverage categories.

(3)
Excludes equity awards that expired unvested in May 2014. Stock options were valued based on the difference between $9.90, the closing price of our Common Stock on Nasdaq on March 31, 2014, and the exercise price of such options. RSU awards were valued at $9.90, the closing price of our Common Stock on Nasdaq on March 31, 2014.

Robert Gargus was our Chief Financial Officer through June 24, 2013, which was part of our 2014 fiscal year. On June 24, 2013, we entered into a separation agreement with Mr. Gargus, pursuant to which he resigned and retired from his employment with the Company effective June 24, 2013. The separation agreement contained, among other things, severance payment provisions whereby, in exchange for a general release of claims against us, Mr. Gargus will receive: (i) a cash payment in the amount of 12 months base salary, or $320,000; (ii) 12 months of vesting acceleration of the stock options held by Mr. Gargus which were subject to time-based vesting provisions (or 13,475 shares exercisable at $11.86 per share); (iii) four quarters of vesting acceleration of the restricted stock units held by Mr. Gargus which were subject to time-based vesting provisions (or 10,150 restricted stock units); (iv) an extension of time to exercise stock options post-resignation from three months to 15 months; and (v) 12 months of extended health insurance coverage. Mr. Gargus is also eligible to receive certain extended health insurance coverage in accordance with and subject to the Company’s Retiree Medical Benefits Policy. We also entered into an advisory agreement with Mr. Gargus, under which he served as a financial, accounting and regulatory compliance consultant for one year ending June 24, 2014. In consideration of Mr. Gargus’ advisory services, we agreed to the continued quarterly vesting, during that one-year period, of the time-based RSUs held by Mr. Gargus, subject to his continued performance under the agreement and provided that it was not terminated by him or us prior to any vesting date. We also granted Mr. Gargus an additional 5,000 restricted stock units, which vested on June 24, 2014, in consideration of his advisory services.
Hector Berardi was an executive officer for a portion of fiscal 2014. In connection with Mr. Berardi’s departure from the Company in May 2014, and in exchange for a general release of claims against us, Mr. Berardi received the following severance arrangements: (i) a cash payment in the amount of six months of base salary, or $132,500; and (ii) extended health insurance coverage for the shorter of six months or his re-employment. We also entered into a consulting arrangement with Mr. Berardi, for a maximum of three months, at an hourly rate approximating his former base salary rate.

Director Compensation
The following table provides information concerning the compensation earned by our non-employee directors for the fiscal year ended March 31, 2014:

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Stock Awards(1) ($)	Total ($)
Cesar Cesaratto(2)	89,000	25,771	61,520	176,291
H.K. Desai(3)	60,500	18,408	61,520	140,428
Paul R. Gray, Ph.D.(4)	59,500	18,408	61,520	139,428
Fred Shlapak(5)	60,500	18,408	61,520	140,428
Robert F. Sproull, Ph.D.(6)	39,000	18,408	61,520	118,928
Duston Williams(7)	29,663	—	137,125	166,788

(1)
The amounts shown represent the grant date fair value of stock option and RSU awards granted in fiscal 2014 in accordance with ASC Topic 718-10. We use the Black-Scholes pricing model to calculate the grant date fair value of stock options under ASC Topic 718-10. For more information regarding the assumptions used in determining grant date fair values under ASC Topic 718-10, see “Stock-Based Compensation” under note 1 to our consolidated financial statements included in our fiscal 2014 annual report on Form 10-K.

(2)	As of March 31, 2014, Mr. Cesaratto had outstanding options to purchase 110,000 shares of Common Stock and 8,000 unvested RSU awards.

(3)
Mr. Desai was a director during fiscal 2014 but passed away in June 2014. As of March 31, 2014, Mr. Desai had outstanding options to purchase 12,500 shares of Common Stock and 8,521 unvested RSU awards.

(4)	As of March 31, 2014, Dr. Gray had outstanding options to purchase 25,000 shares of Common Stock and 8,000 unvested RSU awards.

(5)	As of March 31, 2014, Mr. Shlapak had outstanding options to purchase 68,750 shares of Common Stock and 8,000 unvested RSU awards.

(6)	As of March 31, 2014, Dr. Sproull had outstanding options to purchase 12,500 shares of Common Stock and 9,562 unvested RSU awards.

(7)	As of March 31, 2014, Mr. Williams had 11,458 unvested RSU awards.

The following table sets forth the full grant date fair value of each stock option award and RSU award granted during the last fiscal year, as calculated under ASC Topic 718-10:

Name	Grant Date of Option Award	Number of Shares Underlying Option Award (#)	Grant Date Fair Value of Option Award ($)	Number of Underlying Restricted Stock Unit Award (#)	Grant Date Fair Value of Restricted Stock Unit Award ($)
Cesar Cesaratto	4/29/2013	6,250	18,408	—	—
	4/29/2013	2,500	7,363	—	—
	5/15/2013	—	—	8,000	61,520
H.K. Desai*	4/29/2013	6,250	18,408	—	—
	5/15/2013	—	—	8,000	61,520
Paul R. Gray, Ph.D.	4/29/2013	6,250	18,408	—	—
	5/15/2013	—	—	8,000	61,520
Fred Shlapak	4/29/2013	6,250	18,408	—	—
	5/15/2013	—	—	8,000	61,520
Robert F. Sproull, Ph.D.	4/29/2013	6,250	18,408	—	—
	5/15/2013	—	—	8,000	61,520
Duston Williams	11/15/2013	—	—	12,500	137,125

* Mr. Desai was a director during fiscal 2014 but passed away in June 2014.

Director Compensation Policies and Processes

Compensation for our non-employee directors is reviewed annually by the Governance and Nominating Committee of our Board of Directors (the “G&N Committee”) and recommended to the full Board of Directors for approval. In August 2011, the G&N Committee reviewed updated compensation material from National Association of Corporate Directors plus performance peer company proxy disclosures on director compensation prepared by our Human Resources department with support from Compensia. Certain changes were made to cash and equity compensation as noted below.

Stock ownership guidelines for non-employee directors require that by April 1, 2011 (or, for any director first elected to the Board of Directors after April 1, 2008, by the third anniversary of such director’s initial election to the Board), each nonemployee director own not less than 6,000 shares of our Common Stock. All directors are in compliance with the ownership guidelines as of the filing date of this proxy statement.

The following is a summary of our current non-employee director compensation:

•Board of Directors retainer: $3,000 per quarter
•Chairman of the Board retainer: $6,000 per quarter
•Audit Committee Chair retainer: $4,000 per quarter
•Compensation Committee Chair and G&N Committee Chair annual retainer: $3,000 per quarter
•Committee Member retainer: $2,000 per quarter

Board members are eligible to receive (i) the Board of Directors retainer and (ii) the Committee member retainer or Committee Chair retainer, and, if applicable, the (iii) the Chairman of the Board retainer.

Meeting fees: $2,000 per regular Board of Directors meeting attended and $1,000 per special or telephonic Board of Directors meeting attended, $1,000 per regular Committee meeting attended and $500 per special or telephonic Committee meeting attended.

Additional fees: a fee of $1,000 per meeting attended by the chairman of our Compensation Committee with our independent compensation consultant.

Expenses: Reasonable travel-related expenses are reimbursed for the directors’ attendance at Board and Committee meetings.

Stock Options and Restricted Stock Units: From May 15, 2012 until August 27, 2013, each new nonemployee director was granted RSUs covering 12,500 shares on the first regularly scheduled RSU grant date after the person first became a nonemployee director, unless our trading window was closed under our insider trading policy, in which case such award of RSUs was granted on the first regularly scheduled RSU grant date on which our trading window was open following the date the individual first became a nonemployee director. RSUs granted upon initial election to the Board vest in 12 equal quarterly installments following the date the director is first elected, so that the RSU is fully vested in three years.

Until August 27, 2013, on the second day following our release of earnings for each fiscal year, each nonemployee director was granted an option to purchase 6,250 shares of Common Stock if, on such date, he or she had served on our Board for at least six months. The Chairman of the Board was granted an additional option to purchase 2,500 shares of Common Stock on such date. The exercise price of each stock option granted was equal to the fair market value of Common Stock on the date of grant. From May 15, 2012 until August 27, 2013, each continuing nonemployee director received RSUs covering 8,000 shares on the first regularly scheduled RSU grant date following the release of earnings for the fiscal year. Options granted to our continuing nonemployee directors vest in 12 equal monthly installments following the date of grant. RSUs granted to our continuing nonemployee directors vest in their entirety one year following the date of grant.

Until August 27, 2013, in the event of a dissolution or liquidation, a sale of all or substantially all of our assets, a merger or consolidation in which we were not the surviving corporation, or any other capital reorganization in which more than 50% of our shares entitled to vote were exchanged, the options would fully vest and either:

•
the director would be given a reasonable time within which to exercise the option, including as to any otherwise unvested shares, prior to the effectiveness of such event after which the option will terminate, or

•	the director would be given the right to exercise the option, including as to any otherwise unvested shares, for an equivalent number of shares of stock of the acquiring or surviving corporation.

On August 27, 2013, the G&N Committee approved the following modifications to the compensation policy for our outside directors:

•
Future grants of outside director compensation will on an annual basis occur during the Committee’s August meeting cycle, to coincide with the commencement of each new annual term of service on the Board of Directors and its Committees;

•	Future equity grants to outside directors will consist solely of RSUs, with no new stock option grants unless specifically approved by the Board on a case-by-case basis; and

•
For future equity grants to outside directors, the number of RSUs to be included in each annual award will be determined based upon the approximate average trading value of the Company’s Common Stock at or near the approval date.

Our Board of Directors or a committee thereof determined eligibility, vesting schedules and exercise prices for options granted under these plans. Such options expire not more than ten years from the date of grant and are either exercisable immediately after the date of grant and subject to certain repurchase rights by us until such ownership rights have vested, or are exercisable upon vesting. Vesting generally occurs over four years, subject in certain cases to acceleration upon the occurrence of specified events. Options are granted at prices at least equal to the fair market value of our Common Stock on the date of grant.

Our Board of Directors or a committee thereof determined eligibility and vesting schedules for restricted stock units granted under the 2011 Plan. Each such restricted stock unit represents an unfunded right to receive one share of our Common Stock on a fixed settlement date, which is the date on which the restricted stock unit vests. A participant is not required to pay any monetary consideration to receive shares of our Common Stock upon settlement of his or her vested restricted stock units. Vesting generally occurs over two to four years, subject in certain cases to acceleration upon the occurrence of specified events.

None of these plans was required to be approved by our stockholders at the time the plan was implemented, and these plans were therefore never submitted to stockholders for approval.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Review, Approval or Ratification of Related-Person Transactions
The Charter of our Audit Committee requires that members of the Audit Committee, all of whom are independent directors, review and approve every related-person transaction that must be disclosed by us pursuant to Item 404(a) of Regulation S-K of the SEC. A related-person transaction includes any transaction, arrangement or relationship involving an amount that exceeds $120,000 in which we are a participant and in which any of the following persons has or will have a direct or indirect material interest: any of our executive officers, directors, nominees for director, or more than 5% stockholders, including any of their immediate family members as defined in Item 404(a) of Regulation S-K of the SEC.
In addition, our Audit Committee is responsible for reviewing our management’s efforts to monitor compliance with our Code of Business Conduct and Ethics. Under our Code of Business Conduct and Ethics, our employees, officers and directors are expected to avoid influences that conflict with our best interests or that might deprive us of their undivided loyalty in business dealings, such as related-person transactions, unless specifically authorized as described in the Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Governance Documents.
Related-Person Transactions
We have entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

CERTAIN MATTERS RELATING TO PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are AppliedMicro stockholders will be “householding” our proxy materials, including the Notice. A single Notice and, if applicable, a single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice and, if applicable, other proxy materials, please notify your broker, or if you are holding a physical stock certificate, direct your written or oral request to Computershare Trust Company, 250 Royall Street, Canton, MA 02021, telephone number (312) 588-4143. You may also direct a written or oral request for the separate Notice and, if applicable, other proxy materials to: Investor Relations, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, CA 94089, telephone number (408) 542-8600. Upon receipt of a written or oral request as set forth above, we will promptly deliver to you a separate Notice and if applicable, other proxy materials. Stockholders who currently receive multiple copies of the Notice and, if applicable, other proxy materials at their address and would like to request “householding” of their communications should contact their broker or Computershare Investor Services.

AVAILABLE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference facilities. You also can find our SEC filings at the SEC’s website at http://www.sec.gov.
The SEC allows us to incorporate by reference, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference our annual report on Form 10-K for the fiscal year ended March 31, 2014, which contains important information about us and our business, financial condition and results of operations.
Documents specifically incorporated into this document by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this document.
A copy of our annual report on Form 10-K for the fiscal year ended March 31, 2014 is available without charge upon written request to: Investor Relations, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, CA 94089 or is available on line at http://www.apm.com.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

L. William Caraccio
Secretary
June 30, 2014

Annex A
APPLIED MICRO CIRCUITS CORPORATION
2012 EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the 2012 Employee Stock Purchase Plan of Applied Micro Circuits Corporation (the “Plan”).
1.    Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.
2.    Definitions.
(a)    “Board” shall mean the Board of Directors of the Company.
(b)    “Code” shall mean the Internal Revenue Code of 1986, as amended.
(c)    “Common Stock” shall mean the Common Stock of the Company.
(d)    “Company” shall mean Applied Micro Circuits Corporation, a Delaware corporation.
(e)    “Compensation” shall mean all base straight time gross earnings including payments for overtime, shift premium, sales department commissions/bonus plan, but excluding all other bonuses and reimbursements.
(f)    “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.
(g)    “Contributions” shall mean all amounts credited to the account of a participant pursuant to the Plan.
(h)    “Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan.
(i)    “Employee” shall mean any person, including an Officer, who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Designated Subsidiaries.
(j)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(k)    “Purchase Date” shall mean the last day of each Purchase Period of the Plan.
(l)    “Offering Date” shall mean the first business day of each Offering Period of the Plan.
(m)“Offering Period” shall mean a period of six (6) months, commencing on February 1 and August 1 of each year, except for the first Offering Period as set forth in Section 4(a) and as otherwise determined by the Committee with respect to any particular Offering Period.
(n)    “Officer” shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(o)    “Plan” shall mean this 2012 Employee Stock Purchase Plan.
(p)    “Purchase Period” shall mean a period of six (6) months coinciding with each Offering Period, including the first Purchase Period as set forth in Section 4(b).
(q)    “Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock as defined in Section 7(b) on the Offering Date or on the Purchase Date, whichever is lower, provided, however, that, in the event (i) the

Company’s stockholders approve an increase in the number of shares available for issuance under the Plan, and (ii) all or a portion of such additional shares are to be issued with respect to one or more Offering Periods that are underway at the time of such stockholder approval (“Additional Shares”), and (iii) the Fair Market Value of a share of Common Stock on the date of such approval (the “Approval Date Fair Market Value”) is higher than the Fair Market Value on the Offering Date for any such Offering Period, then in such instance the Purchase Price with respect to Additional Shares shall be 85% of the Approval Date Fair Market Value or the Fair Market Value of a share of Common Stock on the Purchase Date, whichever is lower.
(r)    “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary. In all cases, the determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code.
3.    Eligibility.
(a)    Any person who is an Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code.
(b)    Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for any calendar year in which such option is outstanding at any time.
4.    Offering Periods and Purchase Periods.
(a)    Offering Periods. The Plan shall be implemented by a series of Offering Periods with new Offering Periods commencing on or about February 1 and August 1 of each year (or at such other time or times as may be determined by the Committee). The first Offering Period shall commence on the date that the Company’s stockholders first approve the Plan and will continue until January 31, 2013. The Plan shall continue until terminated in accordance with Section 18 hereof. The Committee shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without shareholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected. Eligible employees may not participate in more than one Offering Period under the Plan at a time.
(b)    Purchase Periods. Except as otherwise determined by the Committee, each Offering Period shall coincide with an identical purchase period of six (6) months duration. The last day of each Purchase Period shall be the “Purchase Date” for such Purchase Period. A Purchase Period commencing on February 1 shall end on the next July 31. A Purchase Period commencing on August 1 shall end on the next January 31. The first Purchase Period shall commence on the date that the Plan is first approved by the Company’s stockholders and shall end on January 31, 2013. The Committee shall have the power to change the duration and/or frequency of Purchase Periods with respect to future purchases without shareholder approval if such change is announced prior to the scheduled beginning of the first Purchase Period to be affected.
5.    Participation.
(a)    An eligible Employee may become a participant in the Plan by completing a subscription agreement on the form provided by the Company and filing it with the Company’s payroll office prior to the applicable Offering Date, unless a later time for filing the subscription agreement is set by the Committee for all eligible Employees with respect to a given offering. The subscription agreement shall set forth the percentage of the participant’s Compensation (which shall be not less than 1% and not more than 20%) to be paid as Contributions pursuant to the Plan.
(b)    Payroll deductions shall commence on the first payroll following the Offering Date and shall end on the last payroll paid on or prior to the last Purchase Period of the Offering Period to which the subscription agreement is applicable, unless sooner terminated by the participant as provided in Section 10.
6.    Method of Payment of Contributions.

(a)    At the time a participant files his or her subscription agreement, the participant shall elect to have payroll deductions made on each payday during the Offering Period in an amount not less than one percent (1%) and not more than twenty percent (20%) of such participant’s Compensation on each such payday. All payroll deductions made by a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.
(b)    A participant may discontinue his or her participation in the Plan as provided in Section 10, or, during the Offering Period may increase or decrease the rate of his or her Contributions during such Offering Period by completing and filing with the Company a new subscription agreement; provided, however, that, unless otherwise provided by the Committee, no participant may effect more than one increase or decrease during a Purchase Period. The change in rate shall be effective as of the beginning of the next pay period following the date of filing of the new subscription agreement, if the agreement is filed at least ten (10) business days prior to such date and, if not, as of the beginning of the next succeeding pay period (unless otherwise provided by the Committee).
(c)    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a participant’s payroll deductions may be decreased to 0% at such time during any Offering Period as is necessary to comply with the limitations provided in such Sections. Payroll deductions shall re-commence at the rate provided in such participant’s subscription Agreement at such time as will comply with such Sections, unless terminated by the participant as provided in Section 10.
7.    Grant of Option.
(a)    On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Purchase Date a number of shares of the Company’s Common Stock determined by dividing such Employee’s Contributions accumulated prior to such Purchase Date and retained in the participant’s account as of the Purchase Date by the applicable Purchase Price; provided however, that the maximum number of shares an Employee may purchase during each Purchase Period shall be 2,500 shares and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13. The fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 7(b).
(b)    The fair market value of the Company’s Common Stock on a given date shall be determined by the Committee in its discretion based on the closing price of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by the NASDAQ Stock Market or, if such price is not reported, the mean of the bid and asked prices per share of the Common Stock as reported by NASDAQ or, in the event the Common Stock is listed on a stock exchange, the fair market value per share shall be the closing price on such exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal; provided, however, that for Offering Periods beginning on or after February 1, 2013, the fair market value of the Company’s Common Stock on the first day of each such Offering Period shall be determined by the Committee in its discretion based on the closing price of the Common Stock on the last market trading day prior to such date, as reported by the NASDAQ Stock Market or, if such price is not reported, the mean of the bid and asked prices per share of the Common Stock as reported by NASDAQ or, in the event the Common Stock is listed on a stock exchange, the fair market value per share shall be the closing price on such exchange on the last market trading day prior to such date, as reported in The Wall Street Journal (the “Fair Market Value”).
8.    Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares will be exercised automatically on each Purchase Date of an Offering Period, and the maximum number of full shares subject to the option will be purchased at the applicable Purchase Price with the accumulated Contributions in his or her account. The shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Purchase Date. No fractional shares shall be purchased. Any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 10. Any other monies left over in a participant’s account after a Purchase Date, including amounts that would have purchased shares in excess of the maximum allowed under Section 7(a), shall be returned to the Participant. During his or her lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.
9.    Delivery. As promptly as practicable after each Purchase Date of each Offering Period, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his or her option or the deposit of such number of shares with the broker selected by the Company for administration of Plan stock purchases, as determined by the Company.
10.    Voluntary Withdrawal; Termination of Employment.

(a)    A participant may withdraw all but not less than all of the Contributions credited to his or her account under the Plan at any time at least five (5) business days (or such other time period specified by the Company) prior to each Purchase Date by giving written notice to the Company in the form provided for by the Company. All of the participant’s Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for the current period will be automatically terminated, and no further Contributions for the purchase of shares will be made during the Offering Period.
(b)    Upon termination of the participant’s Continuous Status as an Employee prior to the Purchase Date of an Offering Period for any reason, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and his or her option will be automatically terminated.
(c)    In the event an Employee fails to remain in Continuous Status as an Employee of the Company for at least twenty (20) hours per week during the Offering Period in which the employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account will be returned to him or her and his or her option terminated.
(d)    A participant’s withdrawal from an offering will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.
11.    Automatic Withdrawal. If the Fair Market Value of the shares on a Purchase Date during an Offering Period (other than the last Purchase Date of such Offering Period) is less than the Fair Market Value of the shares on the Offering Date for such Offering Period, then every participant shall automatically (i) be withdrawn from such Offering Period at the close of such Purchase Date and after the acquisition of shares for such Purchase Period, and (ii) be enrolled in the Offering Period commencing on the first business day subsequent to such Purchase Period.
12.    Interest. No interest shall accrue on the Contributions of a participant in the Plan.
13.    Stock.
(a)     The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be three million eight hundred thousand (3,800,000) shares subject to adjustment upon changes in capitalization of the Company as provided in Section 18. If the total number of shares which would otherwise be subject to options granted pursuant to Section 7(a) on the Offering Date of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of Contributions, if necessary.
(b)    The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.
(c)     Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.
14.    Administration. The Board, or a committee named by the Board (the “Committee”), shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The composition of the Committee shall be in accordance with the requirements to obtain or retain any available exemption from the operation of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder. In addition, the Committee may delegate administrative matters relating to the Plan to such of the Company’s officers or employees as the Committee so determines.
15.    Designation of Beneficiary.
(a)    A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of a Purchase Period but prior to delivery to him or her of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to the Purchase Date of an Offering Period. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.
(b)    Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
16.    Transferability. Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 15) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.
17.    Use of Funds. The Company may use all Contributions received or held by the Company under the Plan for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.
18.    Adjustments Upon Changes in Capitalization; Corporate Transactions.
(a)    Adjustment. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.
(b)    Corporate Transactions. In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Purchase Date (the “New Purchase Date”). If the Committee shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify each participant in writing, at least ten (10) days prior to the New Purchase Date, that the Purchase Date for his or her option has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 10. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Committee may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock and the sale of assets or merger.
The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common

Stock, and in the event of the Company being consolidated with or merged into any other corporation.
19.    Amendment or Termination.
(a)    The Committee may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, no such termination may affect options previously granted, provided that an Offering Period may be terminated by the Committee on a Purchase Date if the Committee determines that the termination of the Plan is in the best interests of the Company and the shareholders or if continuation of an Offering Period would cause the Company to incur adverse accounting charges resulting from a change in the generally accepted accounting rules applicable to such plans. Except as provided in Section 18, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act, or under Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain shareholder approval in such a manner and to such a degree as so required.
(b)    Without shareholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Committee shall be entitled to change the Offering Periods and Purchase Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.
20.    Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
21.    Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
22.    Term of Plan; Effective Date. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company. It shall continue in effect for a term of twenty (20) years unless sooner terminated under Section 19.
23.    Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.
24.    Not a Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company or any Designated Subsidiaries and any person or to be consideration for the employment of any person. Participation in the Plan at any given time shall not be deemed to create the right to participate in the Plan, or any other arrangement permitting an employee of the Company or any Designated Subsidiaries to purchase Common Stock at a discount, in the future. The rights and obligations under any participant’s terms of employment with the Company or any of the Designated Subsidiaries shall not be affected by participation in the Plan. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or any of the Designated Subsidiaries or to restrict the right of the Company or any of the Designated Subsidiaries to discharge any person at any time, nor shall the Plan be deemed to give the Company or any of the Designated Subsidiaries the right to require any person to remain in the employ of the Company or any of the Designated Subsidiaries or to restrict any person’s right to terminate his employment at any time. The Plan shall not afford any participant any additional right to compensation as a result of the termination of such participant’s employment for any reason whatsoever.
25.    Equal Rights and Privileges. All eligible employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the related Treasury regulations. Any provision of the Plan which is inconsistent with Section 423 of the Code shall without further act or amendment by the Company or the Board be reformed to comply with the requirements of Section 423. This Section shall take precedence over all other provisions of the Plan.

AppliedMicro

215 MOFFETT PARK DRIVE
SUNNYVALE, CA 94089

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Applied Micro Circuits Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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M76724-P54076 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

APPLIED MICRO CIRCUITS CORPORATION

1. To elect as Directors of Applied Micro Circuits Corporation the nominees listed below:

	For	Against	Abstain
1a. Cesar Cesaratto	☐	☐	☐
1b. Paramesh Gopi, Ph.D.	☐	☐	☐
1c. Paul R. Gray, Ph.D.	☐	☐	☐
1d. Fred Shlapak	☐	☐	☐
1e. Robert F. Sproull, Ph.D.	☐	☐	☐
1f. Duston Williams	☐	☐	☐

	For	Against	Abstain
2. To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2015.	☐	☐	☐

	For	Against	Abstain
3. To approve an increase in the shares available for purchase under the Applied Micro Circuits Corporation 2012 Employee Stock Purchase Plan.	☐	☐	☐

	For	Against	Abstain
4. To approve by advisory vote the executive compensation described in the Proxy Statement.	☐	☐	☐

Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on August 12, 2014:
The Notice and Proxy Statement/10-K Combo is available at www.proxyvote.com.

M76725-P54076

APPLIED MICRO CIRCUITS CORPORATION
PROXY CARD

This proxy is solicited on behalf of the Board of Directors. The Annual Meeting of Stockholders of Applied Micro Circuits Corporation, a Delaware corporation (the "Company"), will be held at the Company's corporate headquarters located at 215 Moffett Park Drive, Sunnyvale, California 94089 on Tuesday, August 12, 2014, at 4:00 p.m., local time, for the purposes stated on the reverse side (the "Annual Meeting"). The undersigned hereby appoints Paramesh Gopi and Douglas Ahrens, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the reverse side all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. **IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4.** IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN THE BEST JUDGMENT OF THE PROXIES.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE